                                                                EXHIBIT 10.26



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                                CREDIT AGREEMENT



                                  by and among



                         CATALINA MARKETING CORPORATION
                                  as Borrower,


                      NATIONSBANK, NATIONAL ASSOCIATION ,
                             as Agent and as Lender

                                      and

                   THE LENDERS PARTY HERETO FROM TIME TO TIME




                               September 30, 1997





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

                               TABLE OF CONTENTS


                                                                                                      Page
                                                  ARTICLE I Definitions and Terms
1.1.        Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.2.        Rules of Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                 ARTICLE II The Credit Facilities

2.1.        Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.2.        Payment of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
2.3.        Payment of Principal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
2.4.        Non-Conforming Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
2.5.        Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
2.6.        Pro Rata Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
2.7.        Reductions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
2.8.        Conversions and Elections of Subsequent Interest Periods  . . . . . . . . . . . . . . . .  31
2.9.        Increase and Decrease in Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
2.10.       Facility Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
2.11.       Deficiency Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
2.12.       Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
2.13.       Line of Credit Extension. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
2.14.       Swing Line  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                   ARTICLE III Letters of Credit

3.1.        Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.2.        Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.3.        Letter of Credit Facility Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
3.4.        Administrative Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                                        ARTICLE IV Security

4.1.        Facility Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
4.2.        Stock Pledge .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
4.3.        Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                                 ARTICLE V Change in Circumstances



5.1.        Increased Cost and Reduced Return.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
5.2.        Limitation on Types of Loans.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
5.3.        Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
5.4.        Treatment of Affected Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
5.5.        Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
5.6.        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
5.7.        Replacement Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                ARTICLE VI Conditions to Making Loans and Issuing Letters of Credit


6.1.        Conditions of Initial Advance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
6.2.        Conditions of Revolving Loans, Line of Credit Loans and Letter of Credit  . . . . . . . .  48

                                            ARTICLE VII Representations and Warranties


7.1.        Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
7.2.        Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
7.3.        Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
7.4.        Subsidiaries and Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
7.5.        Ownership Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
7.6.        Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
7.7.        Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
7.8.        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
7.9.        Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
7.10.       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
7.11.       Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
7.12.       Investment Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
7.13.       Patents, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
7.14.       No Untrue Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
7.15.       No Consents, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
7.16.       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
7.17.       No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
7.18.       Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
7.19.       Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
7.20.       RICO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
7.21.       Security Interests. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55


                                                ARTICLE VIII Affirmative Convenants

8.1.        Financial Reports, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
8.2.        Maintain Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
8.3.        Existence, Qualification, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
8.4.        Regulations and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
8.5.        Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
8.6.        True Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
8.7.        Right of Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
8.8.        Observe all Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
8.9.        Governmental Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
8.10.       Covenants Extending to Other Persons  . . . . . . . . . . . . . . . . . . . . . . . . . .  59
8.11.       Officer's Knowledge of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
8.12.       Suits or Other Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
8.13.       Notice of Discharge of Hazardous Material or Environmental Complaint  . . . . . . . . . .  60
8.14.       Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
8.15.       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
8.16.       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
8.17.       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
8.18.       Continued Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
8.19.       New Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

                                                   ARTICLE IX Negative Covenants


9.1.        Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
9.2.        Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
9.3.        Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
9.4.        Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
9.5.        Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
9.6.        Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
9.7.        Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
9.8.        Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
9.9.        Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
9.10.       Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
9.11.       Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
9.12.       Dissolution, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
9.13.       Prepayments, Etc. of Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
9.14.       Change in Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
9.15.       Rate Hedging Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
9.16.       Negative Pledge Clauses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70


                                           ARTICLE X Events of Default and Acceleration

10.1.       Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
10.2.       Agent to Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
10.3.       Cumulative Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
10.4.       No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
10.5.       Allocation of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

                                                       ARTICLE XI The Agent


11.1.       Appointment, Powers, and Immunities.    . . . . . . . . . . . . . . . . . . . . . . . . .  76
11.2.       Reliance by Agent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
11.3.       Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
11.4.       Rights as Lender. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
11.5.       Indemnification.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
11.6.       Non-Reliance on Agent and Other Lenders.  . . . . . . . . . . . . . . . . . . . . . . . .  78
11.7.       Resignation of Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
11.8.       Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
11.9.       Security Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

                                                     ARTICLE XII Miscellaneous


12.1.       Assignments and Participations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
12.2.       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
12.3.       Right of Set-off; Adjustments.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
12.4.       Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
12.5.       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
12.6.       Amendments and Waivers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
12.7.       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
12.8.       Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
12.9.       Indemnification; Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . .  85
12.10.      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
12.11.      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
12.12.      Agreement Controls  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
12.13.      Usury Savings Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
12.14.      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
12.15.      GOVERNING LAW; WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

EXHIBIT A       Applicable Commitment Percentages . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
EXHIBIT B       Form of Assignment and Acceptance . . . . . . . . . . . . . . . . . . . . . . . . .   B-1
EXHIBIT C       Notice of Appointment (or Revocation) of Authorized
                        Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   C-1
EXHIBIT D-1     Form of Borrowing Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   D-1
EXHIBIT D-2     Form of Borrowing Notice--Swing Line Loans  . . . . . . . . . . . . . . . . . . . .   D-3

EXHIBIT E       Form of Interest Rate Selection Notice  . . . . . . . . . . . . . . . . . . . . . .   E-1
EXHIBIT F-1     Form of Revolving Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1
EXHIBIT F-2     Form of Line of Credit Note . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-4
EXHIBIT F-3     Form of Swing Line Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-7
EXHIBIT G       Form of Opinion of Borrower's Counsel . . . . . . . . . . . . . . . . . . . . . . .   G-1
EXHIBIT H       Compliance Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   H-1
EXHIBIT I       Form of Facility Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   I-1
EXHIBIT J       Form of Pledge Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   J-1
EXHIBIT K       Form of LC Account Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .   K-1

Schedule 7.4    Subsidiaries and Investments in Other Persons . . . . . . . . . . . . . . . . . . .   S-1
Schedule 7.6    Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-2
Schedule 7.7    Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-3
Schedule 7.10   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-4
Schedule 8.5    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-5
Schedule 9.8    Employee and Director Stock Option and Stock Purchase Plans . . . . . . . . . . . .   S-6

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT, dated as of September 30, 1997 (the "Agreement"), is made by and among CATALINA MARKETING CORPORATION, a Delaware corporation having its principal place of business in St. Petersburg, Florida (the "Borrower"), NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, in its capacity as a Lender ("NationsBank"), and each other financial institution executing and delivering a signature page hereto and each other financial institution which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 12.1 (hereinafter such financial institutions may be referred to individually as a "Lender" or collectively as the "Lenders"), and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, in its capacity as agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of
Section 11.7, the "Agent");

                              W I T N E S S E T H:

         WHEREAS, the Borrower has requested that the Lenders make available to the Borrower certain credit facilities in the maximum aggregate principal amount at any time outstanding of $150,000,000, which shall include a line of credit facility of up to $50,000,000 and a revolving credit facility of up to $100,000,000, which shall include a letter of credit facility of up to $5,000,000 for the issuance of standby and commercial letters of credit and a swing line facility of up to $10,000,000, the proceeds of which shall be used as provided in Section 2.12 hereof; and

         WHEREAS, the Lenders are willing to make such revolving credit, line of credit and letter of credit facilities available to the Borrower upon the terms and conditions set forth herein;

         NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

                                   ARTICLE I

                             Definitions and Terms

         I.1. Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

                 "Acquisition" means the acquisition of (i) a controlling equity interest in another Person, whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

                 "Advance" means a borrowing under the Revolving Credit Facility or Line of Credit Facility consisting of a Base Rate Loan or a Eurodollar Rate Loan.

                 "Affiliate" means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Borrower; or (ii) which beneficially owns or holds 5% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of the Borrower; or 5% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

                 "Applicable Commitment Percentage" means, with respect to each Lender that portion of the Total Credit Commitment (including its Participations and its obligations hereunder to the Issuing Bank to acquire Participations) allocable to such Lender (i) with respect to Lenders as of the Closing Date, as set forth in Exhibit A and (ii) with respect to any Person who becomes a Lender hereafter, as reflected in each Assignment and Acceptance to which such Lender is a party Assignee; provided that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 12.1.

                 "Applicable Lending Office" means, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

                 "Applicable Margin" means that percent per annum set forth below, which shall be based upon the Consolidated Leverage Ratio for the Four-Quarter Period most recently ended as specified below:



         -----------------------------------------------------------------------------------
         Tier                       Consolidated Leverage Ratio            Applicable Margin
         -----------------------------------------------------------------------------------
          V                           Greater than 2.75 to 1.00                 1.625%
         -----------------------------------------------------------------------------------
         IV                  Equal to or less than 2.75 to 1.00                 1.250%
                                  and greater than 2.25 to 1.00
         -----------------------------------------------------------------------------------
         III                 Equal to or less than 2.25 to 1.00                 1.000%
                                  and greater than 1.50 to 1.00
         -----------------------------------------------------------------------------------
         II                  Equal to or less than 1.50 to 1.00                 0.750%
                                  and greater than 0.75 to 1.00
         -----------------------------------------------------------------------------------
         I                   Equal to or less than 0.75 to 1.00                 0.500%
         -----------------------------------------------------------------------------------




The Applicable Margin shall be established at the end of each fiscal quarter of the Borrower (each, a "Determination Date"). Any change in the Applicable Margin following each Determination Date shall be determined based upon the computations set forth in the certificate furnished to the Agent pursuant to
Section 8.1(a)(ii) and Section 8.1(b)(ii), subject to review and approval of such computations by the Agent, and shall be effective commencing on the date following the date such certificate is received (or, if earlier, the date such certificate was required to be delivered) until the date following the date on which a new certificate is delivered or is required to be delivered, whichever shall first occur; provided however, if the Borrower shall fail to deliver any such certificate within the time period required by Section 8.1, then the Applicable Margin shall be Tier V until the appropriate certificate is so delivered. From the Closing Date to the first Determination Date, the Applicable Margin shall be Tier II.

                 "Applicable Unused Fee" means, with respect to the Line of Credit Facility and the Revolving Credit Facility, that percent per annum set forth below, which shall be based upon the Consolidated Leverage Ratio for the Four-Quarter Period most recently ended as specified below:


         -------------------------------------------------------------------------------------------------
         Tier         Consolidated Leverage Ratio          Applicable Unused Fee     Applicable Unused Fee
                                                            for Line of Credit        for Revolving Credit
         -------------------------------------------------------------------------------------------------
          V               Greater than 2.75 to 1.00             0.300%                         0.375%
         -------------------------------------------------------------------------------------------------
         IV      Equal to or less than 2.75 to 1.00             0.250%                         0.300%
                      and greater than 2.25 to 1.00
         -------------------------------------------------------------------------------------------------
         III     Equal to or less than 2.25 to 1.00             0.200%                         0.250%
                      and greater than 1.50 to 1.00
         -------------------------------------------------------------------------------------------------
         II      Equal to or less than 1.50 to 1.00             0.150%                         0.200%
                      and greater than 0.75 to 1.00
         -------------------------------------------------------------------------------------------------
         I       Equal to or less than 0.75 to 1.00             0.125%                         0.150%
         -------------------------------------------------------------------------------------------------



         The Applicable Unused Fee shall be established at the end of each fiscal quarter of the Borrower (the "Determination Date"). Any change in the Applicable Unused Fee following each Determination Date shall be determined based upon the computations set forth in the certificate furnished to the Agent pursuant to Section 8.1(a)(ii) and Section 8.1(b)(ii), subject to review and approval of such computations by the Agent and shall be effective commencing on the date following the date such certificate is received (or, if earlier, the date such certificate was required to be delivered) until the date following the date on which a new certificate is delivered or is required to be delivered, whichever shall first occur; provided however, if the Borrower shall fail to deliver any such certificate within the time period required by
         Section 8.1, then the Applicable Unused Fee shall be Tier V until the appropriate certificate is so delivered. From the Closing Date to the first Determination Date, the Applicable Unused Fee shall be Tier II.

                 "Applications and Agreements for Letters of Credit" means, collectively, the Applications and Agreements for Letters of Credit, or similar documentation, executed by the Borrower from time to time and delivered to the Issuing Bank to support the issuance of Letters of Credit.

                 "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 12.1.

                 "Authorized Representative" means any of the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Corporate Controller of the Borrower or, with respect to financial matters, the Chief Financial Officer or the Treasurer of the Borrower, or any other Person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form of Exhibit C.

                 "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

                 "Base Rate Loan" means a Loan for which the rate of interest is determined by reference to the Base Rate.

                 "Base Rate Refunding Loan" means a Base Rate Loan or Swing Line Loan made either to (i) satisfy Reimbursement Obligations arising from a drawing under a Letter of Credit or (ii) pay NationsBank in respect of Swing Line Outstandings.

                 "Board" means the Board of Governors of the Federal Reserve System (or any successor body).

                 "Borrower's Account" means a demand deposit account number 3750870862 or any successor account with the Agent, which may be maintained at one or more offices of the Agent or an agent of the Agent.

                 "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance under (i) the Revolving Credit Facility or the Line of Credit Facility or, (ii) a Swing Line Loan, in the forms of Exhibits D-1 and D-2 respectively.

                 "Business Day" means, (i) with respect to any Base Rate Loan, any day which is not a Saturday, Sunday or a day on which banks in the States of New York and North Carolina are authorized or obligated by law, executive order or governmental decree to be closed and, (ii) with respect to any Eurodollar Rate Loan, any day which is a Business Day, as described above, and on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement in London, England, New York, New York and Charlotte, North Carolina.

                 "Capital Expenditures" means, with respect to the Borrower and its Subsidiaries, for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Subsidiary during such period for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Borrower and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Agent together with any compliance certificate delivered pursuant to Section 8.1(a) or
         (b), and (ii) with respect to any Capital Lease entered into by the Borrower or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in Section 8.1(a)), all the foregoing in accordance with GAAP applied on a Consistent Basis.

                 "Capital Leases" means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

                 "Change of Control" means, at any time:

                          (i) any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than Persons owning thirty percent (30%) or more of the Voting Stock of the Borrower on the Closing Date, either (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act ), directly or indirectly, of Voting Stock of the Borrower (or securities convertible into or exchangeable for such Voting Stock) representing thirty percent (30%) or more of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower; or

                         (ii) during any period of up to 12 consecutive months, commencing on the Closing Date, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason (other than the death, disability or retirement of an officer of the Borrower that is serving as a director at such time so long as another officer of the Borrower replaces such Person as a director) to constitute a majority of the board of directors of the Borrower.

                 "Closing Date" means the date as of which this Agreement is executed by the Borrower, the Lenders and the Agent and on which the conditions set forth in Section 6.1 have been satisfied.

                 "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

                 "Collateral" means, collectively, all property of the Borrower, any Subsidiary or any other Person in which the Agent or any Lender is granted a Lien as security for all or any portion of the Obligations under any Security Instrument.

                 "Consistent Basis" in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower and its Subsidiaries referred to in Section 7.6(a).

                 "Consolidated EBITDA" means, with respect to the Borrower and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) Consolidated Net Income (excluding (a) non-cash restructuring charges incurred in the fourth fiscal quarter of 1997 in the amount of $1,430,000 in connection with discontinuance of operations of Catalina Electronic Clearing Services Inc. and (b) non-cash charges associated with investments in an aggregate amount net of tax benefits not to exceed $4,000,000 during the term of this Agreement), (ii) Consolidated Interest Expense, (iii) taxes on income, (iv) amortization, and (v) depreciation minus minority interest in losses of Subsidiaries or plus minority interest in profits of Subsidiaries, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                 "Consolidated Fixed Charge Coverage Ratio" means, with respect
         to the Borrower       and its Subsidiaries for any Four-Quarter Period
         ending on the date of computation thereof, the ratio of (i) Consolidated EBITDA for such period less (without duplication) Capital Expenditures for such period, to (ii) Consolidated Fixed Charges for such period.

                 "Consolidated Fixed Charges" means, with respect to the Borrower and its Subsidiaries for any Four- Quarter Period ending on the date of computation thereof, the sum of, without duplication (i) Consolidated Interest Expense, (ii) required principal payments of Consolidated Funded Indebtedness having an original term (including rights of renewal) of greater than one year, excluding in all events Outstandings.

                 "Consolidated Funded Indebtedness" means, without duplication, all Indebtedness for Money Borrowed and all Guaranties of the Borrower and its Subsidiaries, all determined on a consolidated basis.

                 "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense, (ii) the current amortized portion of all fees (including fees payable in respect of any Swap Agreement) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                 "Consolidated Leverage Ratio" means, as of the date of computation thereof, the ratio of (i) the sum of (without duplication) Consolidated Funded Indebtedness (determined as at such date) to (ii) Consolidated EBITDA (for the Four-Quarter Period ending on (or most recently ended prior to) such date).

                 "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the Borrower and its Subsidiaries (excluding payments received by the Borrower and its Subsidiaries of (a) interest income, and (b) dividends and distributions made in the ordinary course of their businesses by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; but excluding as income: (i) net gains or losses on the sale, conversion or other disposition of capital assets, (ii) net gains or losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries, (iii) net gains or losses on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and (v) any other net gain or loss or credit of an extraordinary nature as determined in accordance with GAAP applied on a Consistent Basis.

                 "Consolidated Total Assets" means, as of any date on which the amount thereof is to be determined, the net book value of all assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                 "Consolidated Total Tangible Assets" means, as of any date on which the amount thereof is to be determined, Consolidated Total Assets minus intangible assets, including but not limited to goodwill, patents, trademarks, tradenames and licenses and tangible assets of Excluded Subsidiaries.

                 "Contingent Obligation" of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the financial statements (including footnotes) of such Person in accordance with GAAP applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, all Letters of Credit, Rate Hedging Obligations and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

                          (1) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

                          (2) to advance or supply funds in any manner (i) for the purchase or payment of such Indebtedness or other obligation, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

                          (3) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

                          (4) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

                          (5)     otherwise to assure the owner of the
                 Indebtedness or such obligation of the primary obligor against loss in respect thereof.

                 "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 2.8 hereof of a Eurodollar Rate Loan of one Type as a Eurodollar Rate Loan of the same Type from one Interest Period to the next Interest Period.

                 "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 2.8 of one Type of Loan into another Type of Loan.

                 "Cost of Acquisition" means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of Borrower or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition, and
         (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Borrower shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. ("NASDAQ") or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to shares that are not freely tradeable, as determined by the Board of Directors of the Borrower and, if requested by the Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 8.1(a), (B) the capital stock of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and, if requested by the Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 8.1(a), and
         (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

                 "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

                 "Default Rate" means (i) with respect to each Eurodollar Rate Loan, until the end of the Interest Period applicable thereto, a rate of two percent (2%) above the Eurodollar Rate applicable to such Loan, and thereafter at a rate of interest per annum which shall be two percent (2%) above the Base Rate, (ii) with respect to Base Rate Loans, at a rate of interest per annum which shall be two percent (2%) above the Base Rate and (iii) in any case, the maximum rate permitted by applicable law, if lower.

                 "Direct Foreign Subsidiary" means any Foreign Subsidiary of the Borrower a majority of whose outstanding Voting Stock is owned directly by the Borrower or a Domestic Subsidiary.

                 "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America.

                 "Domestic Subsidiary" means any direct or indirect Subsidiary of the Borrower organized under the laws of the United States of America or a state, province or territory thereof.

                 "Eligible Assignee" means (i) a Lender, (ii) an affiliate of a Lender, and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 12.1, the Borrower, each such approval not to be unreasonably withheld or delayed by the Borrower or the Agent, as the case may be, and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Agent from the Borrower within five Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower; provided, however, that if the

         Borrower would be subject to any increased costs or any Taxes payable under Article V as a result of any assignment to an Eligible Assignee, the Borrower may in its sole discretion withold its consent; provided, further, that neither the Borrower nor an affiliate of the Borrower shall qualify as an Eligible Assignee.

                 "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Agent:

                          (a)     Government Securities;

                          (b) obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 92 days following the date of issuance thereof and rated in an investment grade rating category of A-1 or better by S&P and P-1 or better by Moody's;

                          (c) interest bearing demand or time deposits issued by any Lender or certificates of deposit maturing within one year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $400,000,000 and being rated "A-1" or better by S&P or "P-1" or better by Moody's;

                          (d)     Repurchase Agreements;

                          (e)     Municipal Obligations;

                          (f)     Pre-Refunded Municipal Obligations;

                          (g) shares of mutual funds which invest in obligations described in paragraphs (a) through (f) above, the shares of which mutual funds are at all times rated "AAA" by S&P;

                          (h) tax-exempt or taxable adjustable rate preferred stock issued by a Person having a rating of its long term unsecured debt of "A" or better by S&P or "A-2" or better by Moody's; and

                          (i) asset-backed remarketed certificates of participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-1" by S&P and "P- 1" by Moody's.

                 "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (i) is maintained for employees of the Borrower or any of its ERISA Affiliates or is assumed by the Borrower or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

                 "Environmental Laws" means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

                 "ERISA Affiliate", as applied to the Borrower, means any Person or trade or business which is a member of a group which is under common control with the Borrower, who together with the Borrower, is treated as a single employer within the meaning of
         Section 414(b) and (c) of the Code.

                 "Eurodollar Rate Loan" means a Loan for which the rate of interest is determined by reference to the Eurodollar Rate.

                 "Eurodollar Rate" means the interest rate per annum calculated according to the following formula:

                      Eurodollar  =  Interbank Offered     + Applicable Rate
                                    ----------------------
                      Rate          1- Reserve Requirement       Margin

                 "Event of Default" means any of the occurrences set forth as such in Section 10.1.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

                 "Excluded Subsidiary" means any of Catalina Information Resources, Inc., Catalina Electronic Clearing Services, Inc., Catalina Marketing of Mexico, Inc. and its Subsidiaries, and Catalina Marketing of Iberia, Inc. so long as such entities either do not engage in active business or engage in no active business other than winding up their operations.

                 "Facility Guaranty" means each Guaranty and Suretyship Agreement between one or more Guarantors and the Agent for the benefit of the Lenders, delivered as of the

         Closing Date and otherwise pursuant to Section 8.19, as the same may be amended, modified or supplemented.

                 "Facility Termination Date" means the date on which both the Revolving Credit Termination Date and Line of Credit Termination Date shall have occurred, no Letters of Credit shall remain outstanding and the Borrower shall have fully, finally and irrevocably paid and satisfied all Obligations.

                 "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and
         (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

                 "Fiscal Year" means the twelve month fiscal period of the Borrower commencing on April 1 of each calendar year and ending on March 31 of the following calendar year.

                 "Foreign Benefit Law" means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

                 "Foreign Subsidiary" means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

                 "Four-Quarter Period" means a period of four full consecutive fiscal quarters of the Borrower and its Subsidiaries, taken together as one accounting period.

                 "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

                 "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America.

                 "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

                 "Guaranties" means all obligations of the Borrower or any Subsidiary directly or indirectly, or in effect, guaranteeing, any Indebtedness or other obligation to pay money of any other Person.

                 "Guarantors" means, at any date, the Domestic Subsidiaries who are parties to a Facility Guaranty at such date, which Subsidiaries as at the Closing Date are Catalina Marketing Sales Corporation, Catalina Marketing Retail Sales Corp., Catalina Marketing International, Inc., Catalina Marketing Worldwide, Inc., Catalina Marketing UK, Inc., Health Resource Publishing Company and Supermarkets Online, Inc.

                 "Hazardous Material" means and includes any pollutant, contaminant, or hazardous, toxic waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

                 "Indebtedness" means with respect to any Person, without duplication, all Indebtedness for Money Borrowed, all indebtedness of such Person for the acquisition of property or arising under Rate Hedging Obligations, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations, all Guaranties, that portion of obligations with respect to Capital Leases and other items which in accordance with GAAP is required to be classified as a liability on a balance sheet; but excluding all accounts payable in the ordinary course of business so long as payment therefor is due within one year; provided that in no event shall the term Indebtedness include surplus and retained earnings, lease obligations (other than pursuant to Capital Leases), reserves for deferred income taxes and investment credits, other deferred credits or reserves.

                 "Indebtedness for Money Borrowed" means with respect to any Person, without duplication, all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including conditional sales or similar title retention agreements), other than trade payables incurred in the ordinary course of business.

                 "Indirect Foreign Subsidiary" means any Foreign Subsidiary a majority of whose Voting Stock is owned directly by a Foreign Subsidiary.

                 "Interbank Offered Rate" means, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary), to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is unavailable, the term "Interbank Offered Rate" shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, provided, however; if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

                 "Interest Period" means, for each Eurodollar Rate Loan, a period commencing on the date such Eurodollar Rate Loan is made or Converted and ending, at the Borrower's option, on the date one, two, three or six months thereafter as notified to the Agent by the Authorized Representative three (3) Business Days prior to the beginning of such Interest Period; provided, that,

                          (i) if the Authorized Representative fails to notify the Agent of the length of an Interest Period three (3) Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan as of the first day thereof;

                         (ii) if an Interest Period for a Eurodollar Rate Loan would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business
                 Day);

                        (iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                         (iv) no Interest Period shall extend past the Revolving Credit Termination Date in the case of Revolving Loans and the Line of Credit Termination Date in the case of Line of Credit Loans; and

                          (v) there shall not be more than eight (8) Interest Periods in effect on any day.

                 "Interest Rate Selection Notice" means the written notice delivered by an Authorized Representative in connection with the election of a subsequent Interest Period for any Eurodollar Rate Loan or the Conversion of any Eurodollar Rate Loan into a Base Rate Loan or the Conversion of any Base Rate Loan into a Eurodollar Rate Loan, in the form of Exhibit E.

                 "Issuing Bank" means initially NationsBank and thereafter any Lender which is successor to NationsBank as issuer of Letters of Credit under Article III.

                 "LC Account Agreement" means the LC Account Agreement substantially in the form of Exhibit K attached hereto and dated as of the date hereof between the Borrower and the Agent, as amended, modified or supplemented from time to time.

                 "Letter of Credit" means a standby or commercial letter of credit issued by the Issuing Bank for the account of the Borrower in favor of a Person advancing credit or securing an obligation on behalf of the Borrower.

                 "Letter of Credit Commitment" means, with respect to each Lender, the obligation of such Lender to acquire Participations in respect of Letters of Credit and Reimbursement Obligations up to an aggregate amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Letter of Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement.

                 "Letter of Credit Facility" means the facility described in
         Article III hereof providing for the issuance by the Issuing Bank for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment.

                 "Letter of Credit Outstandings" means, as of any date of determination, the aggregate amount remaining undrawn under all Letters of Credit plus Reimbursement Obligations then outstanding.

                 "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

                 "Line of Credit Commitment" means, with respect to each Lender, the obligation of such Lender to make Line of Credit Loans to the Borrower in a principal amount equal to such Lender's Applicable Commitment Percentage of the Total Line of Credit Commitment.

                 "Line of Credit Facility" means the facility described in
         Section 2.1(b) providing for Line of Credit Loans to the Borrower by the Lenders in the original principal amount of the Total Line of Credit Commitment.

                 "Line of Credit Loan" means a loan made pursuant to the Line of Credit Facility in accordance with Section 2.1(b).

                 "Line of Credit Notes" means, collectively, the promissory notes of the Borrower evidencing Line of Credit Loans executed and delivered to the Lenders as provided in Section 2.5(b) substantially in the form of Exhibit F-2.

                 "Line of Credit Outstandings" means, as of any date of determination, the aggregate principal amount of Line of Credit Loans then outstanding and all interest accrued thereon.

                 "Line of Credit Termination Date" means (i) the Stated Termination Date or (ii) such earlier date of termination of Lenders' obligations pursuant to Section 10.1 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate the Line of Credit Facility by payment in full of all Line of Credit Outstandings.

                 "Loan" or "Loans" means any borrowing pursuant to an Advance under the Revolving Credit Facility, including Swing Line Loans, or the Line of Credit Facility.

                 "Loan Documents" means this Agreement, the Notes, the Security Instruments, the Facility Guaranties, the LC Account Agreement, the Applications and Agreements for Letter of Credit, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Agent in connection with the Loans made and transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from the time to time.

                 "Loan Parties" means the Borrower and the Guarantors.

                 "Material Adverse Effect" means a material adverse effect on
         (i) the business, properties, prospects, operations or condition, financial or otherwise, of the Borrower or any of its Subsidiaries,
         (ii) the ability of any Loan Party to pay or perform its respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.

                 "Material Foreign Subsidiary" means any Direct Foreign Subsidiary of the Borrower which (i) has total tangible assets equal to or greater than five percent (5%) of Consolidated Total Tangible Assets (calculated as of the most recent fiscal period with respect to which the Agent shall have received financial statements required to be delivered pursuant to Sections 8.1(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated with respect to the Fiscal Year end financial statements referenced in Section 7.6) (the "Required Financial Information")), or
         (ii) has income equal to or greater than five percent (5%) of Consolidated Net Income (calculated for the most recent Four-Quarter Period for which the Agent has received the Required Financial Information); provided, however, that notwithstanding the foregoing, the term "Material Foreign Subsidiaries" shall mean Direct Foreign Subsidiaries (other than Subsidiaries whose stock is pledged pursuant to a Pledge Agreement) of the Borrower that together have (x) tangible assets equal to or greater than thirty percent (30%) of Consolidated Total Tangible Assets (calculated as described above) or (y) net income equal to or greater than thirty percent (30%) of Consolidated Net Income (calculated as described above); provided, further, that if more than one combination of Direct Foreign Subsidiaries satisfies such threshold, then those Direct Foreign Subsidiaries so determined to be "Material Foreign Subsidiaries" shall be specified by the Borrower; provided, however, the Borrower shall not, in any event, be required to cause either Catalina-Pacific Media, LLC or Catalina Marketing of France, Inc. to deliver a Facility Guaranty or to pledge the stock of their Subsidiaries organized under the laws of Japan and France, respectively, or otherwise comply with Section 8.19 until the total income from operations of Japanese Subsidiaries or French Subsidiaries, as the case may be, shall equal or exceed five percent (5%) of Consolidated Net Income (calculated as described above) and the Borrower shall not be required to pledge to the Agent any of the stock of Catalina Marketing de Mexico, S.A. de C.V. so long as Catalina Marketing de Mexico, S.A. de C.V. engages in no active business other than the wind up of its operations.

                 "Moody's" means Moody's Investors Service, Inc.

                 "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years.

                 "Municipal Obligations" means general obligations issued by, and supported by the full taxing authority of, any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated in the highest investment rating category by both S&P and Moody's.

                 "NationsBank" means NationsBank, National Association.

                 "NCMI" means NationsBanc Capital Markets, Inc. and its successors.

                 "Notes" means, collectively, the Line of Credit Notes, the Revolving Notes, and the Swing Line Note.

                 "Obligations" means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations and otherwise in respect of the Letters of Credit, (iii) all liabilities of Borrower to any Lender which arise under a Swap Agreement, and (iv) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders, the Agent or NCMI hereunder, under any one or more of the other Loan Documents or with respect to the Loans.

                 "Outstandings" means, collectively, at any date, the Letter of Credit Outstandings, Swing Line Outstandings, Line of Credit Outstandings and Revolving Credit Outstandings on such date.

                 "Participation" means, (i) with respect to any Lender (other than the Issuing Bank) and a Letter of Credit, the extension of credit represented by the participation of such Lender hereunder in the rights and obligations of the Issuing Bank in respect of a Letter of Credit issued by the Issuing Bank in accordance with the terms hereof and (ii) with respect to any Lender (other than NationsBank) and a Swing Line Loan, the extension of credit represented by the participation of such Lender hereunder in the rights and obligations of NationsBank in respect of a Swing Line Loan made by NationsBank in accordance with the terms hereof.

                 "Partnership Interests" shall have the meaning therefore provided in the Pledge Agreement.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

                 "Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (i) is maintained for employees of the Borrower or any of its ERISA Affiliates or is assumed by the Borrower or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

                 "Person" means an individual, partnership, corporation, trust, limited liability company, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

                 "Pledge Agreement" means, collectively (or individually as the context may indicate), (i) the pledge agreements dated as of the date hereof between the Borrower, certain Guarantors and the Agent for the benefit of the Agent and the Lenders, and (ii) any additional Pledge Agreement delivered to the Agent pursuant to Section 8.19 hereof, in each case, substantially in the form of Exhibit J attached hereto, as such Pledge Agreement may be amended, supplemented or replaced from time to time.

                 "Pledged Stock" has the meaning given to such term in the Pledge Agreement.

                 "Pledged Stock Ratio" means, as of the date of computation thereof, the ratio of (i) (A) the consolidated tangible assets of the Borrower and its Subsidiaries whose stock is pledged as Collateral to
         (B) Consolidated Total Tangible Assets and (ii) (A) the consolidated net income of the Borrower and its Subsidiaries whose stock is pledged as Collateral to (B) Consolidated Net Income.

                 "Pledgor" means, at any date, the Borrower and the Guarantors who are parties to a Pledge Agreement at such date.

                 "Pre-Refunded Municipal Obligations" means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody's and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (i) not callable at the option of the issuer thereof prior to maturity,
         (ii) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same becomes due and (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants.

                 "Prime Rate" means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

                 "Principal Office" means the principal office of NationsBank, presently located at Independence Center, 15th Floor, NC1 001-15-04, Charlotte, North Carolina 28255, Attention: Agency Services, or such other office and address as the Agent may from time to time designate.

                 "Rate Hedging Obligations" means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

                 "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time.

                 "Regulatory Change" means any change effective after the Closing Date in United States federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy, including those relating to "highly leveraged transactions," whether or not having the force of law, and whether or not failure to comply therewith would be unlawful and whether or not published or proposed prior to the date hereof.

                 "Reimbursement Obligation" shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse the Issuing Bank and the Lenders to the extent of their respective Participations (including by the receipt by the Issuing Bank of proceeds of Loans pursuant to Section 3.2) for amounts theretofore paid by the Issuing Bank pursuant to a drawing under such Letter of Credit.

                 "Repurchase Agreement" means a repurchase agreement entered into with any financial institution whose debt obligations or commercial paper are rated "A" by either of S&P or Moody's or "A-1" by S&P or "P-1" by Moody's.

                 "Required Lenders" means, as of any date, Lenders on such Date having Credit Exposures (as defined below) aggregating more than fifty percent (50%) of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the "Credit Exposure" of each Lender shall be equal to the aggregate principal amount of the Loans owing to such Lender plus the aggregate unutilized amounts of such Lender's Revolving Credit Commitment (without regard to any Swing Line Outstandings) plus the aggregate unutilized amounts of such Lender's Line of Credit Commitment plus the amount of such Lender's Applicable Commitment Percentage of Letter of Credit Outstandings; provided that, (i) if any Lender shall have failed to pay to the Issuing Bank its Applicable Commitment Percentage of any drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation, such Lender's Credit Exposure attributable to Letters of Credit and Reimbursement Obligations shall be deemed to be held by the Issuing Bank for purposes of this definition and (ii) if any Lender shall have failed to pay to NationsBank its Applicable Commitment Percentage of any Swing Line Loan, such Lender's Credit Exposure attributable to all Swing Line Outstandings shall be deemed to be held by NationsBank for purposes of this definition.

                 "Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

                 "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries (other than those payable or distributable solely to the Borrower or a Guarantor) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries (other than those payable or distributable solely to the Borrower or a Guarantor) now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any issuance and sale of capital stock of any Subsidiary of the Borrower (or any option, warrant or right to acquire such stock) other than to the Borrower or a Subsidiary.

                 "Revolving Credit Commitment" means, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower up to an aggregate principal amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Revolving Credit Commitment.

                 "Revolving Credit Facility" means the facility described in
         Section 2.1(a) hereof providing for Loans to the Borrower by the Lenders in the aggregate principal amount of the Total Revolving Credit Commitment.

                 "Revolving Credit Outstandings" means, as of any date of determination, the aggregate principal amount of all Revolving Loans then outstanding and all interest accrued thereon.

                 "Revolving Credit Termination Date" means (i) September 30, 2000 or (ii) such earlier date of termination of Lenders' obligations pursuant to Section 10.1 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate the Revolving Credit Facility by payment in full of all Revolving Credit Outstandings, Swing Line Outstandings and Letter of Credit Outstandings and cancellation of all Letters of Credit.

                 "Revolving Loan" means any borrowing pursuant to an Advance under the Revolving Credit Facility in accordance with Section 2.1(a).

                 "Revolving Notes" means, collectively, the promissory notes of the Borrower evidencing Revolving Loans executed and delivered to the Lenders as provided in Section 2.5(a) substantially in the form of Exhibit F-1, with appropriate insertions as to amounts, dates and names of Lenders.

                 "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

                 "Security Instruments" means, collectively, the Pledge Agreement and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Subsidiary shall grant or convey to the Agent or the Lenders a Lien in property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.

                 "Single Employer Plan" means any employee pension benefit plan covered by Title IV of ERISA in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA and which is not a Multiemployer Plan.

                 "Solvent" means, when used with respect to any Person, that at the time of determination:

                      (i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations; and

                      (ii) it is then able and expects to be able to pay its debts as they mature; and

                      (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

                 "Stated Termination Date" means September 29, 1998 or such later date as the parties may agree pursuant to Section 2.13(a).

                 "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries.

                 "Swap Agreement" means one or more agreements between the Borrower and any Lender with respect to Indebtedness evidenced by any or all of the Notes, on terms mutually acceptable to the Borrower and such Lender, which agreements create Rate Hedging Obligations.

                 "Swing Line" means the revolving line of credit established by NationsBank in favor of the Borrower pursuant to Section 2.14.

                 "Swing Line Loans" means loans made by NationsBank to the Borrower pursuant to Section 2.14.

                 "Swing Line Note" means the promissory note of the Borrower evidencing Swing Line Loans executed and delivered to NationsBank as provided in Section 2.5(c).

                 "Swing Line Outstandings" means, as of any date of determination, the aggregate principal amount of all Swing Line Loans then outstanding.

                 "Termination Event" means: (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation); or
         (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under
         Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

                 "Total Credit Commitment" means the sum of the Total Revolving Credit Commitment and the Total Line of Credit Commitment.

                 "Total Letter of Credit Commitment" means an amount not to exceed $5,000,000.

                 "Total Line of Credit Commitment" means a principal amount equal to $50,000,000, as reduced from time to time in accordance with Section 2.7.

                 "Total Revolving Credit Commitment" means a principal amount equal to $100,000,000, as reduced from time to time in accordance with
         Section 2.7.,

                 "Type" shall mean any type of Loan (i.e., a Base Rate Loan or a Eurodollar Rate Loan).

                 "Voting Stock" means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

         I.2.    Rules of Interpretation.

                 (a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a Consistent Basis.

                 (b) Each term defined in Article 1 or 9 of the Florida Uniform Commercial Code shall have the meaning given therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is controlling, in which case such terms shall have the meaning given in the Uniform Commercial Code of the applicable jurisdiction.

                 (c) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

                 (d) Except as otherwise expressly provided, references herein to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to this Agreement.

                 (e) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

                 (f) When used herein or in any other Loan Document, words such as "hereunder", "hereto", "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

                 (g) References to "including" means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

                 (h) All dates and times of day specified herein shall refer to such dates and times at Charlotte, North Carolina.

                 (i) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

                 (j) Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

                 (k) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.

                                   ARTICLE II

                             The Credit Facilities

         II.1.   Loans.

                 (a) Revolving Credit Facility. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances to the Borrower under the Revolving Credit Facility from time to time from the Closing Date until the Revolving Credit Termination Date on a pro rata basis as to the total borrowing requested by the Borrower on any day determined by such Lender's Applicable Commitment Percentage up to but not exceeding the Revolving Credit Commitment of such Lender, provided, however, that the Lenders will not be required and shall have no obligation to make any such Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of any of the Notes as a result of an Event of Default; provided further, however, that immediately after giving effect to each such Advance, the principal amount of Revolving Credit Outstandings plus Letter of Credit Outstandings plus Swing Line Outstandings shall not exceed the Total Revolving Credit Commitment. Within such limits, the Borrower may borrow, repay and reborrow under the Revolving Credit Facility on a Business Day from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (y) no Revolving Loan that is a Eurodollar Rate Loan shall be made which has an Interest Period that extends beyond the Revolving Credit Termination Date and (z) each Revolving Loan that is a Eurodollar Rate Loan may, subject to the provisions of Section 2.7, be repaid only on the last day of the Interest Period with respect thereto unless such payment is accompanied by the additional payment, if any, required by Section 5.5.

                 (b) Line of Credit Facility. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances to the Borrower under the Line of Credit Facility from time to time from the Closing Date until the Line of Credit Termination Date on a pro rata basis as to the total borrowing requested by the Borrower on any day determined by such Lender's Applicable Commitment Percentage up to but not exceeding the Line of Credit Commitment of such Lender, provided, however, that the Lenders will not be required and shall have no obligation to make any such Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of any of the Notes as a result of an Event of Default; provided further, however, that immediately after giving effect to each such Advance, the principal amount of Line of Credit Outstandings shall not exceed the Total Line of Credit Commitment. Within such limits, the Borrower may borrow, repay and reborrow under the Line of Credit Facility on a Business Day from the Closing Date until, but (as to borrowings and reborrowings) not including, the Line of Credit Termination Date; provided, however, that (y) no Line of Credit Loan that is a Eurodollar Rate Loan shall be made which has an Interest Period that extends beyond the Line of Credit Termination Date and (z) each Line of Credit Loan that is a Eurodollar Rate Loan may, subject to the provisions of Section 2.7, be repaid only on the last day of the Interest Period with respect thereto unless such payment is accompanied by the additional payment, if any, required by

Section 5.5.

                 (c) Amounts. Except as otherwise permitted by the Lenders from time to time, the aggregate unpaid principal amount of the Revolving Credit Outstandings plus Letter of Credit Outstandings plus Swing Line Outstandings shall not exceed at any time the Total Revolving Credit Commitment, and the aggregate unpaid principal amount of the Line of Credit Outstandings shall not exceed the Total Line of Credit Commitment and, in the event there shall be outstanding any such excess, the Borrower shall immediately make such payments and prepayments as shall be necessary to comply with this restriction. Each Revolving Loan and Line of Credit Loan hereunder, other than Base Rate Refunding Loans, and each Conversion under Section 2.8, shall be in an amount of at least $5,000,000, and, if greater than $5,000,000, an integral multiple of $1,000,000.

                 (d) Advances. (i) An Authorized Representative shall give the Agent (1) at least three (3) Business Days' irrevocable written notice by telefacsimile transmission of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions, effective upon receipt, of each Loan that is a Eurodollar Rate Loan (whether representing an additional borrowing hereunder or the Conversion of a borrowing hereunder from Base Rate Loans to Eurodollar Rate Loans) prior to 10:30 A.M. and (2) irrevocable written notice by telefacsimile transmission of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions, effective upon receipt, of each Loan (other than Base Rate Refunding Loans to the extent the same are effected without notice pursuant to Section 2.1(d)(iv)) that is a Base Rate Loan (whether representing an additional borrowing hereunder or the Conversion of borrowing hereunder from Eurodollar Rate Loans to Base Rate Loans) prior to 10:30 A.M. on the day of such proposed Revolving Loan. Each such notice shall specify the amount of the borrowing, whether the Loan is a Revolving Loan or a Line of Credit Loan, the Type of Loan (Base Rate or Eurodollar Rate), the date of borrowing and, if a Eurodollar Rate Loan, the
Interest Period to be used in the computation of interest.   Notice of receipt
of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, together with the amount of each Lender's portion of an Advance requested thereunder, shall be provided by the Agent to each Lender by telefacsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 10:30 A.M.) not later than 1:00 P.M. on the same day as the Agent's receipt of such notice.

         (ii) Not later than 2:00 P.M. on the date specified for each borrowing under this Section 2.1, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advance or Advances to be made by it on such day available by wire transfer to the Agent in the amount of its pro rata share, determined according to such Lender's Applicable Commitment Percentage of the Loan or Loans to be made on such day. Such wire transfer shall be directed to the Agent at the Principal Office and shall be in the form of Dollars constituting immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof to the Borrower's Account or otherwise as shall be directed in the applicable Borrowing Notice by the Authorized Representative and reasonably acceptable to the Agent.

         (iii) The Borrower shall have the option to elect the duration of the initial and any subsequent Interest Periods and to Convert the Loans in accordance with Section 2.8. Eurodollar Rate Loans and Base Rate Loans may be outstanding at the same time, provided, however, there shall not be outstanding at any one time Eurodollar Rate Loans having more than eight (8) different Interest Periods. If the Agent does not receive a Borrowing Notice or an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or of Conversion of any Loan to or Continuation of a Loan as a Eurodollar Rate Loan by the time prescribed by Section 2.1(c) or 2.8, the Borrower shall be deemed to have elected to Convert such Segment to (or Continue such Segment as) a Base Rate Loan until the Borrower notifies the Agent in accordance with Section 2.8.

         (iv) Notwithstanding the foregoing, if a drawing is made under any Letter of Credit, such drawing is honored by the Issuing Bank prior to the Stated Termination Date, and the Borrower shall not immediately fully reimburse the Issuing Bank in respect of such drawing, (A) provided that the conditions to making a Revolving Loan as herein provided shall then be satisfied, the Reimbursement Obligation arising from such drawing shall be paid to the Issuing Bank by the Agent without the requirement of notice to or from the Borrower from immediately available funds which shall be advanced as a Base Rate Refunding Loan by each Lender under the Revolving Credit Facility in an amount equal to such Lender's Applicable Commitment Percentage of such Reimbursement Obligation, and (B) if the conditions to making a Revolving Loan as herein provided shall not then be satisfied, each of the Lenders shall fund by payment to the Agent (for the benefit of the Issuing Bank) in immediately available funds the purchase from the Issuing Bank of their respective Participations in the related Reimbursement Obligation based on their respective Applicable Commitment Percentages of the Total Letter of Credit Commitment. If a drawing is presented under any Letter of Credit in accordance with the terms thereof and the Borrower shall not immediately reimburse the Issuing Bank in respect thereof, then notice of such drawing or payment shall be provided promptly by the Issuing Bank to the Agent and the Agent shall provide notice to each Lender by telephone or telefacsimile transmission. If notice to the Lenders of a drawing under any Letter of Credit is given by the Agent at or before 12:00 noon on any Business Day, each Lender shall, pursuant to the conditions specified in this Section 2.1(d)(iv), either make a Base Rate Refunding Loan or fund the purchase of its Participation in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 2:30 P.M. on the same Business Day. If notice to the Lenders of a drawing under a Letter of Credit is given by the Agent after 12:00 noon on any Business Day, each Lender shall, pursuant to the conditions specified in this Section 2.1(d)(iv), either make a Base Rate Refunding Loan or fund the purchase of its Participation in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 12:00 noon on the next following Business Day. Any such Base Rate Refunding Loan shall be advanced as, and shall Continue as, a Base Rate Loan unless and until the Borrower Converts such Base Rate Loan in accordance with the terms of Section 2.8.

         II.2. Payment of Interest. (a) The Borrower shall pay interest to the Agent for the account of each Lender on the outstanding and unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due at the then applicable Base Rate for Base Rate Loans or applicable Eurodollar Rate for Eurodollar Rate Loans, as designated by the Authorized Representative pursuant to Section 2.1; provided, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter, until paid, at the Default Rate.
                 (b) Interest on each Loan shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed. Interest on each Loan shall be paid (i) quarterly in arrears on the last Business Day of each March, June, September and December, commencing September 30, 1997 for each Base Rate Loan, (ii) on the last day of the applicable Interest Period for each Eurodollar Rate Loan and, if such Interest Period extends for more than three (3) months, at intervals of three (3) months after the first day of such Interest Period, and (iii) upon payment in full of the principal amount of such Loan and termination of all commitments to make Loans hereunder.

         II.3. Payment of Principal. The principal amount of each Revolving Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Revolving Credit Termination Date, or earlier as specifically provided herein. The principal amount of each Line of Credit Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Line of Credit Termination Date, or earlier as specifically provided herein. The principal amount of any Base Rate Loan may be prepaid in whole or in part at any time. The principal amount of any Eurodollar Rate Loan may be prepaid only at the end of the applicable Interest Period unless the Borrower shall pay to the Agent for the account of the Lenders the additional amount, if any, required under Section 5.5. All prepayments of Loans made by the Borrower shall be in the amount of $1,000,000 or such greater amount which is an integral multiple of $500,000, or the amount equal to all Revolving Credit Outstandings or Line of Credit Outstandings, or such other amount as necessary to comply with Section 2.1(c) or Section 2.8.

         II.4. Non-Conforming Payments. (a) Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid to the Lenders with respect to the Loans, shall be made to the Agent at the Principal Office, for the account of each Lender, in Dollars and in immediately available funds before 3:00 P.M. on the date such payment is due. The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Agent.

         (b) The Agent shall deem any payment made by or on behalf of the Borrower hereunder that is not made both in Dollars and in immediately available funds and prior to 3:00 P.M. to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the later of
(i) the time such funds become available funds and (ii) the next

Business Day. Any non-conforming payment may, at the option of the Agent, constitute or become a Default or Event of Default. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until the later of (x) the date such funds become available funds or (y) the next Business Day at the Default Rate from the date such amount was due and payable.

         (c) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under clause (ii) of the definition of "Interest Period"; provided that interest shall continue to accrue during the period of any such extension and provided further, that in no event shall any such due date be extended beyond the Revolving Credit Termination Date or Line of Credit Termination Date, as the case may be.
         II.5. Notes. (a) Revolving Loans made by each Lender shall be evidenced by the Revolving Note payable to the order of such Lender in the respective amount of its Applicable Commitment Percentage of the Revolving Credit Commitment, which Revolving Note shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

                 (b) Line of Credit Loans made by each Lender shall be evidenced by the Line of Credit Note payable to the order of such Lender in the respective amount of its Applicable Commitment Percentage of the Line of Credit Commitment, which Line of Credit Note shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

                 (c) Swing Line Loans made by NationsBank shall be evidenced by the Swing Line Note payable to the order of NationsBank in the principal amount of $10,000,000, which Swing Line Note shall be dated the Closing Date.

         II.6. Pro Rata Payments. Except as otherwise provided herein, (a) each payment on account of the principal of and interest on the Loans and the fees described in Section 2.10 shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without diminution, setoff, recoupment or counterclaim, and (c) the Agent will promptly distribute to the Lenders in immediately available funds payments received in fully collected, immediately available funds from the Borrower.

         II.7. Reductions. The Borrower shall, by notice from an Authorized Representative, have the right from time to time but not more frequently than once each calendar month, upon not less than three (3) Business Days' written notice to the Agent, effective upon receipt, to permanently reduce the Total Revolving Credit Commitment or the Total Line of Credit Commitment. The Agent shall give each Lender, within one (1) Business Day of receipt of such notice, telefacsimile notice, or telephonic notice (confirmed in writing), of such reduction. Each such reduction shall be in the aggregate amount of $5,000,000 or such greater amount which is in an integral multiple of $1,000,000, or the entire remaining Total Revolving Credit Commitment or Total Line of Credit Commitment, and shall permanently reduce the Total Revolving Credit Commitment or Total Line of Credit Commitment, as the case may be. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Revolving Loans to the extent that the principal amount of Revolving Credit Outstandings plus Letter of Credit Outstandings plus Swing Line Outstandings exceeds the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid. Each reduction of the Total Line of Credit Commitment shall be accompanied by payment of Line of Credit Loans to the extent that the principal amount of Line of Credit Outstandings exceeds the Total Line of Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid. No such reduction shall result in the payment of any Eurodollar Rate Loan other than on the last day of the Interest Period of such Eurodollar Rate Loan unless such prepayment is accompanied by amounts due, if any, under Section 5.5.

         II.8. Conversions and Elections of Subsequent Interest Periods. Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in Article V, the Borrower may:

                 (a) upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 10:30 A.M. on any Business Day, Convert all or a part of Eurodollar Rate Loans under either the Revolving Credit Facility or the Line of Credit Facility to Base Rate Loans on the last day of the Interest Period for such Eurodollar Rate Loans; and

                 (b) upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 10:30 A.M. three (3) Business Days' prior to the date of such election or Conversion:

                          (i) elect a subsequent Interest Period for all or a portion of Eurodollar Rate Loans under either the Revolving Credit Facility or the Line of Credit Facility to begin on the last day of the then current Interest Period for such Eurodollar Rate Loans; and

                         (ii) Convert Base Rate Loans under either the Revolving Credit Facility or the Line of Credit Facility to Eurodollar Rate Loans on any Business Day.

         Each election and Conversion pursuant to this Section 8 shall be subject to the limitations on Eurodollar Rate Loans set forth in the definition of "Interest Period" herein and in Sections 2.1, 2.3 and Article V. The Agent shall give written notice to each Lender of such notice of election or Conversion prior to 3:00 P.M. on the day such notice of election or Conversion is received. All such Continuations or Conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

         II.9. Increase and Decrease in Amounts. The amount of the Total Revolving Credit Commitment which shall be available to the Borrower as Advances shall be reduced by the aggregate amount of Outstanding Letters of Credit and Outstanding Swing Line Loans.

         II.10.  Facility Fees.

                 (a) Revolving Credit Facility. For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date, the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, an unused fee equal to the Applicable Unused Fee for the Revolving Credit Facility multiplied by the average daily amount by which the Total Revolving Credit Commitment exceeds the sum of (i) Revolving Credit Outstandings without giving effect to Swing Line Outstandings plus (ii) Letter of Credit Outstandings. Such fees shall be due in arrears on the last Business Day of each March, June, September and December commencing September 30,1997 to and on the Revolving Credit Termination Date. Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

                 (b) Line of Credit Facility.   For the period beginning on the
Closing Date and ending on the Line of Credit Termination Date, the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, an unused fee equal to the Applicable Unused Fee for the Line of Credit Facility multiplied by the average daily amount by which the Total Line of Credit Commitment exceeds the aggregate principal amount of Line of Credit Outstandings. Such fees shall be due in arrears on the last Business Day of each March, June, September and December commencing September 30,1997 to and on Line of Credit Termination Date. Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Line of Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

         II.11. Deficiency Advances. No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Loan or fund its purchase of any Participation hereunder nor shall the Revolving Credit Commitment or Line of Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender.
Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Borrower under the Revolving Credit Facility or Line of Credit Facility as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the Revolving Note or Line of Credit Note, as the case may be, in its favor as a Lender all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its Revolving Note or Line of Credit Note, as the case may be; provided that, upon payment to the Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising such deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the applicable Note of the Agent in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

         II.12. Use of Proceeds. The proceeds of the Loans made pursuant to this Agreement shall be used by the Borrower to finance a share repurchase program (provided that all common stock repurchased is promptly retired and not held in treasury stock), refinance existing debt, and for general working capital needs and other corporate purposes.

         II.13.  Line of Credit Extension.

                 (a) Extension of Stated Termination Date. At the request of the Borrower the Lenders may, in their sole discretion, elect to extend the Stated Termination Date then in effect for additional periods of up to 364 days each; provided, however, that at no time shall the committed term of the Line of Credit Facility exceed 364 days. The Borrower shall notify the Lenders of its request for such an extension by delivering to the Agent and the Lenders notice of such request signed by an Authorized Representative not more than ninety (90) days nor less than sixty (60) days prior to the Stated Termination Date then in effect. If the Lenders shall elect to so extend, the Agent shall notify the Borrower in writing within sixty (60) days of its receipt of such request for extension of the decision of the Lenders as to whether to extend the Stated Termination Date. Failure by any Lender to respond to a request for an extension shall constitute a refusal of such Lender to give its consent to such extension. Failure by the Agent to give such notice shall constitute refusal by the Lenders to extend the Stated Termination Date. In no event shall the Stated Termination Date extend beyond the Revolving Credit Termination Date.

                 (b) Term Loan Option. In the event the Borrower fails to exercise its option to extend the Stated Termination Date or the Lenders fail to consent to such extension, the Borrower shall have the option to convert the Line of Credit Outstandings as of the Stated Termination Date into a term loan in the original principal amount equal to such Line of Credit Outstandings (the "Term Loan Option"). Line of Credit Loans so converted by the Borrower in accordance with this subsection (b) shall be referred to as the "Term Loans". The Term Loans shall mature on the Revolving Credit Termination Date. The Term Loans may be comprised of Base Rate Loans and Eurodollar Rate Loans as the Borrower may elect in accordance with the provisions hereof. The Term Loans shall bear interest on the same terms as the Line of Credit Loans prior to their conversion to Term Loans. Amounts repaid or prepaid on the Term Loans may not be reborrowed. For purposes of this Agreement, in the event the Borrower shall elect the Term Loan Option, then on and after the Line of Credit Termination Date (i) references herein to the "Total Line of Credit Commitment" shall mean the aggregate principal amount of the Term Loans as of the Line of Credit Termination Date less all payments made with respect to the Term Loans hereunder, (ii) references herein to "Line of Credit Commitment" shall mean, with respect to each Lender, the obligation of such Lender to make Term Loans in a principal amount equal to such Lender's Applicable Commitment Percentage of the aggregate Term Loans and (iii) references herein to the "Line of Credit Termination Date" shall mean the Term Loan Termination Date.

         II.14. Swing Line. (a) Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, NationsBank shall make available Swing Line Loans to the Borrower prior to the Revolving Credit Termination Date. NationsBank shall not make any Swing Line Loan pursuant hereto (i) if to the actual knowledge of NationsBank the Borrower is not in compliance with all the conditions to the making of Revolving Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstandings exceed $10,000,000, or (iii) if after giving effect to such Swing Line Loan, the sum of the Swing Line Outstandings, Revolving Credit Outstandings and Letter of Credit Outstandings exceeds the Total Revolving Credit Commitment. Swing Line Loans shall be limited to Base Rate Loans. The Borrower may borrow, repay and reborrow under this Section 2.14. Unless notified to the contrary by NationsBank, borrowings under the Swing Line shall be made in the minimum amount of $100,000 or, if greater, in amounts which are integral multiples of $50,000, or in the amount necessary to effect a Base Rate Refunding Loan, upon written request by telefacsimile transmission, effective upon receipt, by an Authorized Representative of the Borrower made to NationsBank not later than 12:30 P.M. on the Business Day of the requested borrowing. Each such Borrowing Notice shall specify the amount of the borrowing and the date of borrowing, and shall be in the form of Exhibit D-2, with appropriate insertions. Unless notified to the contrary by NationsBank, each repayment of a Swing Line Loan shall be in a minimum amount of $100,000 and an integral multiple of $50,000 in excess thereof or the aggregate amount of all Swing Line Outstandings. If the Borrower instructs NationsBank to debit any demand deposit account of the Borrower in the amount of any payment with respect to a Swing Line Loan, or NationsBank otherwise receives repayment, after 12:30 P.M. on a Business Day, such payment shall be deemed received on the next Business Day.

         (b) Swing Line Loans shall bear interest at the Base Rate, the interest payable on Swing Line Loans is solely for the account of NationsBank, and all accrued and unpaid interest on Swing Line Loans shall be payable on the dates and in the manner provided in Sections 2.2(b) and 2.4 with respect to interest on Base Rate Loans. The Swing Line Outstandings shall be evidenced by the Note delivered to NationsBank pursuant to Section 2.5(c).

         (c) Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from NationsBank a Participation therein in an amount equal to that Lender's Applicable Commitment Percentage of such Swing Line Loan. Upon demand made by NationsBank, each Lender shall, according to its Applicable Commitment Percentage of such Swing Line Loan, promptly provide to NationsBank its purchase price therefor in an amount equal to its Participation therein. Any Advance made by a Lender pursuant to demand of NationsBank of the purchase price of its Participation shall be deemed (i) provided that the conditions to making Revolving Loans shall be satisfied, a Base Rate Refunding Loan under Section 2.1 until the Borrower Converts such Base Rate Loan in accordance with the terms of Section 2.8, and
(ii) in all other cases, the funding by each Lender of the purchase price of its Participation in such Swing Line Loan. The obligation of each Lender to so provide its purchase price to NationsBank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

         The Borrower, at its option and subject to the terms hereof, may request an Advance pursuant to Section 2.1 in an amount sufficient to repay Swing Line Outstandings on any date and the Agent shall provide from the proceeds of such Advance to NationsBank the amount necessary to repay such Swing Line Outstandings (which NationsBank shall then apply to such repayment) and credit any balance of the Advance in immediately available funds in the manner directed by the Borrower pursuant to Section 2.1(d)(ii). The proceeds of such Advances shall be paid to NationsBank for application to the Swing Line Outstandings and the Lenders shall then be deemed to have made Loans in the amount of such Advances. The Swing Line shall continue in effect until the Revolving Credit Termination Date, at which time all Swing Line Outstandings and accrued interest thereon shall be due and payable in full.

                                  ARTICLE III

                               Letters of Credit

         III.1. Letters of Credit. The Issuing Bank agrees, subject to the terms and conditions of this Agreement, upon request of the Borrower to issue from time to time for the account of the Borrower Letters of Credit upon delivery to the Issuing Bank of an Application and Agreement for Letter of Credit relating thereto in form and content acceptable to the Issuing Bank; provided, that (i) the Letter of Credit Outstandings shall not exceed the Total Letter of Credit Commitment and (ii) no Letter of Credit shall be issued if, after giving effect thereto, Letter of Credit Outstandings plus Revolving Credit Outstandings plus Swing Line Outstandings shall exceed the Total Revolving Credit Commitment. No Letter of Credit shall have an expiry date (including all rights of the Borrower or any beneficiary named in such Letter of Credit to require renewal) or payment date occurring later than the earlier to occur of one year after the date of its issuance or the fifth Business Day prior to the Revolving Credit Termination Date.

         III.2.  Reimbursement.

                 (a) The Borrower hereby unconditionally agrees to pay to the Issuing Bank immediately on demand at the Principal Office all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by the Issuing Bank in connection with the Letters of Credit, and in any event and without demand to place in possession of the Issuing Bank (which shall include Advances under the Revolving Credit Facility if permitted by Section 2.1 and Swing Line Loans if permitted by Section 2.14) sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Issuing Bank agrees to give the Borrower prompt notice of any request for a draw under a Letter of Credit. The Issuing Bank may charge any account the Borrower may have with it for any and all amounts the Issuing Bank pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by the Issuing Bank and the Borrower; provided that to the extent permitted by Section 2.1(d)(iv) and
Section 2.14, amounts shall be paid pursuant to Advances under the Revolving Credit Facility or, if the Borrower shall elect, by Swing Line Loans. The Borrower agrees to pay the Issuing Bank interest on any Reimbursement Obligations not paid when due hereunder at the Base Rate plus two percent (2.0%), or the maximum rate permitted by applicable law, if lower, such rate to be calculated on the basis of a year of 360 days for actual days elapsed.

                 (b) In accordance with the provisions of Section 2.1(d), the Issuing Bank shall notify the Agent of any drawing under any Letter of Credit promptly following the receipt by the Issuing Bank of such drawing.

                 (c) Each Lender (other than the Issuing Bank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of the Issuing Bank in respect of each Letter of Credit in an amount equal to such Lender's Applicable Commitment Percentage of such liability, and to the extent that the Borrower is obligated to pay the Issuing Bank under Section

3.2(a), each Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to the Issuing Bank as hereinafter described, its Applicable Commitment Percentage of the liability of the Issuing Bank under such Letter of Credit.

                          (i) Each Lender (including the Issuing Bank in its capacity as a Lender) shall, subject to the terms and conditions of Article II, pay to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds, an amount equal to its Applicable Commitment Percentage of any drawing under a Letter of Credit, such funds to be provided in the manner described in Section 2.1(d)(iv).

                         (ii) Simultaneously with the making of each payment by a Lender to the Issuing Bank pursuant to Section 2.1(d)(iv)(B), such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest accrued prior to the date the Lender made its payment) in the related Reimbursement Obligation of the Borrower. The Reimbursement Obligations of the Borrower shall be immediately due and payable whether by Advances made in accordance with
                 Section 2.1(d)(iv), Swing Line Loans made in accordance with
                 Section 2.14, or otherwise.

                        (iii) Each Lender's obligation to make payment to the Agent for the account of the Issuing Bank pursuant to
                 Section 2.1(d)(iv) and this Section 3.2(c), and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender is obligated to pay but does not pay amounts to the Agent for the account of the Issuing Bank in full upon such request as required by Section 2.1(d)(iv) or this Section 3.2(c), such Lender shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to Section 2.1(d) until such Lender pays such amount to the Agent for the account of the Issuing Bank in full at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank.

                         (iv) In the event the Lenders have purchased Participations in any Reimbursement Obligation as set forth in clause (ii) above, then at any time payment (in fully collected, immediately available funds) of such Reimbursement Obligation, in whole or in part, is received by Issuing Bank from the Borrower, Issuing Bank shall promptly pay to each Lender an amount equal to its Applicable Commitment Percentage of such payment from the Borrower.

                 (d) Promptly following the end of each calendar quarter, the Issuing Bank shall deliver to the Agent a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each Letter of Credit outstanding.

                 (e) The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article VI, be subject to the conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank consistent with the then current practices and procedures of the Issuing Bank with respect to similar letters of credit, and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as the Issuing Bank shall have reasonably requested consistent with such practices and procedures and shall not be in conflict with any of the express terms herein contained. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and all subsequent amendments and revisions thereto.

                 (f) The Borrower agrees that Issuing Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents.

                 (g)      Without limiting the generality of  the provisions of
Section 12.9, the Borrower hereby agrees to indemnify and hold harmless the Issuing Bank, each other Lender and the Agent from and against any and all claims and damages, losses, liabilities, reasonable costs and expenses which the Issuing Bank, such other Lender or the Agent may incur (or which may be claimed against the Issuing Bank, such other Lender or the Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Bank, any other Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified or (ii) caused by the failure of the Issuing Bank to pay under any Letter of Credit after the presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree. The indemnification and hold harmless provisions of this Section 3.2(g) shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date and expiration or termination of this Agreement.

                 (h)      Without limiting Borrower's rights as set forth in
Section 3.2(g), the obligation of the Borrower to immediately reimburse the Issuing Bank for drawings made under

Letters of Credit and the Issuing Bank's right to receive such payment shall be absolute, unconditional and irrevocable, and that such obligations of the Borrower shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Applications and Agreement for any Letter of Credit, under all circumstances whatsoever, including the following circumstances:

                          (i) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related LC Documents");

                         (ii) any amendment or waiver of or any consent to or departure from all or any of the Related LC Documents;

                        (iii) the existence of any claim, setoff, defense (other than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Lenders or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;

                         (iv) any breach of contract or other dispute between the Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), the Agent, the Lenders or any other Person;

                          (v) any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

                         (vi) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by the Agent, with or without notice to or approval by the Borrower in respect of any of Borrower's Obligations under this Agreement.

         III.3. Letter of Credit Facility Fees. The Borrower shall pay to the Agent, (i) for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee on the aggregate amount available to be drawn on each outstanding Letter of Credit at a rate equal to the Applicable Margin for Eurodollar Rate Loans that are Revolving Credit Loans and (ii) for the Issuing Bank, 0.125% based on the aggregate amount available to be drawn on each outstanding Letter of Credit. Such fees shall be due with respect to each Letter of Credit quarterly in arrears on the last day of each March, June, September and December, the first such payment to be made on the first such date occurring after the date of issuance of a Letter of Credit. The fees described in this Section 3.3 shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

         III.4. Administrative Fees. The Borrower shall pay to the Issuing Bank such administrative fee and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as the Issuing Bank and the Borrower shall agree from time to time.

                                   ARTICLE IV

                                    Security

         IV.1. Facility Guaranty. To guarantee the full and timely payment and performance of all Obligations now existing or hereafter arising, the Borrower shall cause the Facility Guaranty to be delivered by each Domestic Subsidiary, other than Excluded Subsidiaries, and, until the conditions set forth in the definition of Material Foreign Subsidiary are satisfied, Catalina-Pacific Media, LLC and Catalina Marketing of France, Inc., in form and substance reasonably acceptable to the Agent, on or before the Closing Date. The Borrower hereby agrees to cause a Facility Guaranty to be delivered by any hereafter acquired or created Domestic Subsidiary or upon any previously existing Person becoming a Domestic Subsidiary pursuant to the terms of
Section 8.19 hereof.

         IV.2. Stock Pledge. As security for the full and timely payment and performance of (i) all Obligations now existing or hereafter arising and
(ii) certain Guarantors' obligations under the Guaranty Agreement, the Borrower and each Subsidiary owning any Pledged Stock shall on or before the Closing Date deliver to the Agent, in form and substance reasonably acceptable to the Agent, the Pledge Agreement together with certificates representing such Pledged Stock and stock powers duly executed in blank as may be required by the Agent in accordance with the terms hereof and thereof. The Borrower shall not be required to cause the pledge of the stock of Catalina-Pacific Media, LLC or any Excluded Subsidiary. In addition to any Pledge Agreement required to be delivered pursuant to Section 8.19 hereof, the Borrower and each Subsidiary hereby agree to pledge to the Agent for the benefit of the Lenders (x) 100% of the capital stock and related interests and rights of any Domestic Subsidiary hereafter acquired or created and owned directly or indirectly by Borrower and
(y) 65% of the Voting Stock and 100% of the non-voting common stock and related interests and rights of any Material Foreign Subsidiary owned by the Borrower or any Domestic Subsidiary hereafter acquired or created and, in each case, to deliver to the Agent a Pledge Agreement substantially in form and content acceptable to the Agent within thirty (30) days of the acquisition or creation of such Domestic Subsidiary or Material Foreign Subsidiary, as the case may be.

         IV.3. Further Assurances. At the request of the Agent, the Borrower will or will cause its Subsidiaries, as the case may be to execute, by its duly authorized officers, alone or with the Agent, any certificate, instrument, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Agent contemplated hereby and by the other Loan Documents.

                                   ARTICLE V

                            Change in Circumstances

         V.1.     Increased Cost and Reduced Return.

         (a) Except with respect to Taxes (as defined in Section 5.6(a)), as to which the provisions of Section 5.6 shall apply, if, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

                           (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Rate Loans, its Note, or its obligation to make Eurodollar Rate Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Rate Loans (other than taxes of the type described in clauses (i) through (iv) of Section 5.6(a));

                           (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Revolving Credit Commitment and Line of Credit Commitment of such Lender hereunder; or

                           (iii) shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Rate Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Rate Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 5.1(a), the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 5.4 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

         (b) Except with respect to Taxes, as to which the provisions of
Section 5.6 shall apply, if, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

         (c) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 5.1 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

         V.2. Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Rate Loan:

                  (a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

                  (b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Rate Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the relevant Type of Loans and the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Loans of such Type, Continue Loans of such Type, or to Convert Loans of any other Type into Loans of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type, either prepay such Loans or Convert such Loans into another Type of Loan in accordance with the terms of this Agreement.

         V.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Continue Eurodollar Rate Loans and to Convert other Types of Loans into Eurodollar Rate Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Rate Loans (in which case the provisions of Section 5.4 shall be applicable).

         V.4. Treatment of Affected Loans. If the obligation of any Lender to make a Eurodollar Rate Loan or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to Section
5.1 or 5.3 hereof (Loans of such Type being herein called "Affected Loans" and such Type being herein called the "Affected Type"), such Lender's Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 5.3 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in
Section 5.1 or 5.3 hereof that gave rise to such Conversion no longer exist:

                  (a) to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans; and

                  (b) all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.1 or 5.3 hereof that gave rise to the Conversion of such Lender's Affected Loans pursuant to this Section 5.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Revolving Credit and Line of Credit Commitments.

         V.5. Compensation. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

                  (a) any payment, prepayment, or Conversion of a Eurodollar Rate Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.1) on a date other than the last day of the Interest Period for such Loan; or

                  (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article VI to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Rate Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Agreement.


         V.6. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) franchise taxes, (ii) in addition to the taxes described in clauses (i), (iii) and (iv) of this Section 5.6(a), any taxes (other than withholding taxes) that would not be imposed but for a connection between the Lender or the Agent and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of such Lender or the Agent pursuant to or in respect of this Agreement or any other Loan Document),
(iii) any taxes imposed on or with respect to or measured by the Agent's or any Lender's assets, income, receipts, gains, capital, net worth or profits, and
(iv) any taxes arising after the Closing Date solely as a result of or attributable to a Lender changing its designated lending office after the Lender becomes a party hereto (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.6) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions,
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 12.2, the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Borrower agrees to pay any and all stamp or documentary taxes and any other excise or property taxes or charges or similar levies (specifically excluding, without limitation, any Taxes of the type described in clauses (i) and (iii) of Section 5.6(a)) which are imposed on the execution or delivery of this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) If the Borrower fails to pay any Taxes or Other Taxes (collectively, "Indemnifiable Taxes") when due to the appropriate taxing authority (as required by Section 5.6(a) or Section 5.6(b), respectively, the Borrower agrees to indemnify each Lender and the

Agent for the full amount of such Indemnifiable Taxes (including, without limitation, any such Indemnifiable Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 5.6) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

         (d) Each Lender organized under the laws of a jurisdiction outside the United States, (x) on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, (y) on or prior to the date such Lender changes its Applicable Lending Office, and (z) from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) two properly completed and duly executed copies of Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) two properly completed and duly executed copies of Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) two properly completed and duly executed copies of any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents. If a Lender who has delivered any of the forms referred to above on or prior to the date it becomes a party to this Agreement determines that it erroneously determined that it was able to deliver, or that it is unable subsequently to submit to Borrower, any such form, or that it is required to withdraw, cancel or modify any such form, such Lender shall promptly notify the Borrower of such fact.

         (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to
Section 5.6(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 5.6(a) or 5.6(b) with respect to Indemnifiable Taxes; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Indemnifiable Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Indemnifiable Taxes.

         (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 5.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Lender, is not otherwise disadvantageous to such Lender.

         (g) In the event that the Agent or any Lender receives a refund of, or in respect of, any Taxes for which the Borrower has made any payments to or on behalf of such Agent or Lender pursuant to this Section 5.6, such Agent or Lender shall pay to the Borrower the amount of such refund as promptly as practicable after the receipt thereof. In the event that the Agent or any Lender realizes a Tax benefit (whether by way of a credit, deduction or otherwise) in respect of any Taxes for which the Borrower has made any payments to or on behalf of such Agent of Lender pursuant to this Section 5.6, such Agent or Lender shall pay to the Borrower the amount of such Tax benefit as promptly as practicable after the realization thereof. All determinations as to the amount and timing of the receipt or realization of any such Tax refund or Tax benefit shall be made by the relevant Agent or Lender in its sole good faith discretion, it being understood and agreed, however, that such Agent or Lender shall have a good faith obligation to seek or claim any such Tax refund of Tax benefit upon the reasonable good faith request of the Borrower and at the Borrower's sole cost and expense.

         (h) Within thirty (30) days after the date of any payment of Indemnifiable Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

         (i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.6 shall survive the termination of the Revolving Credit and Line of Credit Commitments and the payment in full of the Notes.

         V.7. Replacement Banks. The Borrower may, in its sole discretion, on ten (10) Business Days' prior written notice to the Agent and a Lender, cause a Lender who has incurred increased costs or is unable to make Eurodollar Rate Loans to (and such Lender shall) assign, pursuant to Section 12.1, all of its rights and obligations under this Agreement to an Eligible Assignee designated by the Borrower which is willing to become a Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans, any accrued but unpaid fees with respect to such Lender's Revolving Credit Commitment and any other amount payable to such Lender under this Agreement; provided, however, that any expenses or other amounts which would be owing to such Lender pursuant to any indemnification provision hereof (including, if applicable, Section 5.5) shall be payable by the Borrower as if the Borrower had prepaid the Loans of such Lender rather than such Lender having assigned its interest hereunder. The assignee shall pay the applicable processing fee under Section 12.1.

                                   ARTICLE VI

            Conditions to Making Loans and Issuing Letters of Credit

         VI.1. Conditions of Initial Advance. The obligation of the Lenders to make the initial Advance under the Revolving Credit Facility and the Line of Credit Facility, and of the Issuing Bank to issue any Letter of Credit, and of NationsBank to make any Swing Line Loan, is subject to the conditions precedent that:

                  (a) the Agent shall have received on the Closing Date, in form and substance satisfactory to the Agent and Lenders, the following:

                           (i) executed originals of each of this Agreement,
                  the Notes, the initial Facility Guaranties, the Security Instruments, the LC Account Agreement the other Loan Documents, together with all schedules and exhibits thereto;

                           (ii) the written opinion or opinions with respect to
                  the Loan Documents and the transactions contemplated thereby of special counsel to the Loan Parties dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to the Agent, substantially in the form of Exhibit G;

                           (iii) resolutions of the boards of directors or
                  other appropriate governing body (or of the appropriate committee thereof) of each Loan Party certified by its secretary or assistant secretary as of the Closing Date, approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

                           (iv) specimen signatures of the officers of each of
                  the Loan Parties executing the Loan Documents on behalf of such Loan Party, certified by the secretary or assistant secretary of such Loan Party;

                           (v) the charter documents of each of the Loan
                  Parties certified as of a recent date by the Secretary of State of its state of organization;

                           (vi) the bylaws of each of the Loan Parties
                  certified as of the Closing Date as true and correct by its secretary or assistant secretary;

                         (vii) certificates issued as of a recent date by the
                  Secretaries of State of the respective jurisdictions of formation of each of the Loan Parties as to the due existence and good standing of such Person;

                        (viii) appropriate certificates of qualification to do
                  business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of each of the Loan Parties as of a recent date by the

                  Secretary of State or comparable official of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could have a Material Adverse Effect;

                           (ix)   notice of appointment of the initial
                  Authorized Representative(s);

                           (x) certificate of an Authorized Representative dated the Closing Date demonstrating compliance with the financial covenants contained in Sections 9.1(a) through 9.1(c) as of the most recent quarter end, substantially in the form of Exhibit H;

                           (xi) an initial Borrowing Notice, if any, and, if elected by the Borrower, Interest Rate Selection Notice;

                           (xii) all stock certificates evidencing Pledged Stock and certificates, if any, evidencing ownership of Partnership Interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto; and

                           (xiii) evidence that all fees payable by the
                  Borrower on the Closing Date to the Agent, NCMI and the Lenders have been paid in full;

                           (xiv) Uniform Commercial Code search results showing only those Liens as are acceptable to the Lenders; and

                           (xv)   such other documents, instruments,
                  certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby; and

                  (b)      In the good faith judgment of the Agent:

                           (i) there shall not have occurred or become known to the Agent or the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent prior to the Closing Date that has had or could reasonably be expected to result in a Material Adverse Effect;

                           (ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be likely to result in a Material Adverse Effect;

                           (iii) the Loan Parties shall have received all
                  approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which any of the Loan Parties is a party or by which any of them or their properties is bound; and

                           (iv) the Agent and NCMI shall have completed all due
                  diligence with respect to the Borrower and its Subsidiaries in scope and determination satisfactory to NationsBank and NCMI in their sole discretion.

         VI.2. Conditions of Revolving Loans, Line of Credit Loans and Letter of Credit. The obligations of the Lenders to make any Revolving Loans and Line of Credit Loans and the Issuing Bank to issue Letters of Credit and NationsBank to make Swing Line Loans, hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

                  (a) the Agent or, in the case of Swing Line Loans, NationsBank shall have received a Borrowing Notice if required by
         Article II;

                  (b) the representations and warranties of the Loan Parties set forth in Article VII and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance, Swing Line Loan or Letter of Credit issuance or renewal, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 7.6(a)(i) shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 8.1 from the date financial statements are delivered to the Agent and the Lenders in accordance with such Section;

                  (c) in the case of the issuance of a Letter of Credit, the Borrower shall have executed and delivered to the Issuing Bank an Application and Agreement for Letter of Credit in form and content acceptable to the Issuing Bank together with such other instruments and documents as it shall request;

                  (d) at the time of (and after giving effect to) each Advance, Swing Line Loan or the issuance of a Letter of Credit, no Default or Event of Default specified in Article X shall have occurred and be continuing; and

                  (e) immediately after giving effect to:

                           (i) a Revolving Loan, the aggregate principal
                  balance of all outstanding Revolving Loans for each Lender shall not exceed such Lender's Revolving Credit Commitment;

                         (ii) a Line of Credit Loan, the aggregate principal balance of all outstanding Line of Credit Loans for each Lender shall not exceed such Lender's Line of Credit Commitment;

                         (iii) a Letter of Credit or renewal thereof, the
                  aggregate principal balance of all outstanding Participations in Letters of Credit and Reimbursement Obligations (or in the case of the Issuing Bank, its remaining interest after deduction of all Participations in Letters of Credit and Reimbursement Obligations of other Lenders) for each Lender and in the aggregate shall not exceed, respectively, (X) such Lender's Letter of Credit Commitment or (Y) the Total Letter of Credit Commitment;

                         (iv) a Swing Line Loan, the Swing Line Outstandings shall not exceed $10,000,000;

                         (v) a Revolving Loan, Swing Line Loan or a Letter of Credit or renewal thereof, the sum of Letter of Credit Outstandings plus Revolving Credit Outstandings plus Swing Line Outstandings shall not exceed the Total Revolving Credit Commitment; and

                         (vi) a Line of Credit Loan, all Line of Credit Outstandings shall not exceed the Total Line of Credit Commitment.

                                  ARTICLE VII

                         Representations and Warranties

         The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:

         VII.1.   Organization and Authority

                  (a) The Borrower and each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its formation;

                  (b) The Borrower and each Subsidiary (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;

                  (c) The Borrower has the power and authority to execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party;

                  (d) Each Subsidiary has the power and authority to execute, deliver and perform the Facility Guaranty and each of the other Loan Documents to which it is a party; and

                  (e) When executed and delivered, each of the Loan Documents to which any Loan Party is a party will be the legal, valid and binding obligation or agreement, as the case may be, of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity);

                  VII.2. Loan Documents. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party:

                  (a) have been duly authorized by all requisite corporate action (including any required shareholder approval) of such Loan Party required for the lawful execution, delivery and performance thereof;

                  (b) do not violate any provisions of (i) applicable law, rule or regulation, (ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental

         Authority or arbitral authority binding on such Loan Party or its properties, or (iii) the charter documents or bylaws of such Loan Party;

                  (c) does not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which such Loan Party is a party, or by which the properties or assets of such Loan Party are bound; and

                  (d) does not and will not result in the creation or imposition of any Lien upon any of the properties or assets of such Loan Party or any Subsidiary except any Liens in favor of the Agent and the Lenders created by the Security Instruments;

         VII.3. Solvency. Each Loan Party is Solvent after giving effect to the transactions contemplated by the Loan Documents;

         VII.4. Subsidiaries and Stockholders. The Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in Schedule 7.4 and additional Subsidiaries created or acquired after the Closing Date in compliance with
Section 8.19; Schedule 7.4 states as of the date hereof the organizational form of each entity, the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or other equity interest owned by Borrower or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and Borrower and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 7.4, free and clear of any Lien other than Liens permitted under Section 9.3;

         VII.5. Ownership Interests. Borrower owns no interest in any Person other than the Persons listed in Schedule 7.4, equity investments in Persons not constituting Subsidiaries permitted under Section 9.6 and additional Subsidiaries created or acquired after the Closing Date in compliance with
Section 8.19;

         VII.6. Financial Condition.

                  (a) The Borrower has heretofore furnished to each Lender an audited consolidated and related consolidating balance sheet of the Borrower and its Subsidiaries as at March 31, 1997 and the notes thereto and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended as examined and certified by Arthur Andersen LLP, and unaudited consolidated and consolidating interim financial statements of the Borrower and its Subsidiaries consisting of consolidated and consolidating balance sheets and related consolidated and consolidating statements of income, stockholders' equity and cash flows, in each case without notes, for and as of the end of the three (3) month period ending June 30, 1997. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Year and three (3) month period and results of their operations and the changes in its stockholders' equity for the Fiscal Year and interim period then ended, all in conformity with GAAP applied on a Consistent Basis, subject however, in the case of unaudited interim statements to year end audit adjustments;

                  (b) since March 31, 1997 there has been no material adverse change in the condition, financial or otherwise, of the Borrower or any of its Subsidiaries, taken as a whole, or in the businesses, properties, performance, prospects or operations of the Borrower or its Subsidiaries, taken as a whole, nor have such businesses or properties been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God; and

                  (c) except as set forth in the financial statements referred to in Section 7.6(a) or in Schedule 7.6 or permitted by Section 9.4, neither Borrower nor any Subsidiary has incurred, other than in the ordinary course of business, any material Indebtedness, Contingent Obligation or other commitment or liability which remains outstanding or unsatisfied;

         VII.7. Title to Properties. The Borrower and each of its Subsidiaries has good and marketable title to all its real and personal properties, subject to no transfer restrictions or Liens of any kind, except for the transfer restrictions and Liens described in Schedule 7.7 and Liens permitted by Section 9.3;

         VII.8. Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves reflected in the financial statements described in Section 7.6(a) and satisfactory to the Borrower's independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due;

         VII.9  Other Agreements.  Neither the Borrower nor any Subsidiary is

                  (a) a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

                  (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Borrower or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect;

         VII.10. Litigation. Except as set forth in Schedule 7.10, there is no action, suit, or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or affecting the Borrower or any Subsidiary or any properties or rights of the Borrower or any Subsidiary or to the knowledge of the Borrower any investigation pending or threatened, which could reasonably be likely to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole;

         VII.11. Martin Stock. The proceeds of the borrowings made hereunder will be used by the Borrower only for the purposes expressly authorized herein. Except as expressly authorized herein, none of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

         VII.12. Investment Company. No Loan Party is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. ss. 80a-1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the performance by the Borrower and the other Loan Parties of the transactions contemplated by the Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

         VII.13. Patents, Etc. The Borrower and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, other proprietary right of any other Person;

         VII.14. No Untrue Statement. Neither (a) this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of any Loan Party in accordance with or pursuant to any Loan Document nor (b) any statement, representation, or warranty (written or oral) provided or made to the Agent by or on behalf of any Loan Party in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading;

         VII.15. No Consents, Etc. Neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship among the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of the Borrower as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, which, if not obtained or effected, would be reasonably likely to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be;

         VII.16.  Employee Benefit Plans.

                  (a) The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in material compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

                  (b) Neither the Borrower nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (ii) incurred any accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan;

                  (c) No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;

                  (d) The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;

                  (e) To the best of the Borrower's knowledge, each Employee Benefit Plan subject to Title IV of ERISA, maintained by the Borrower or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules;

                  (f) The consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

                  (g) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of the Borrower after due inquiry, is threatened concerning or involving any Employee Benefit Plan;

         VII.17. No Default. As of the date hereof, there does not exist any Default or Event of Default hereunder.

         VII.18. Hazardous Materials. The Borrower and each Subsidiary is in material compliance with all applicable Environmental Laws in all material respects. Neither the Borrower nor any Subsidiary has received written notice of any action, suit, proceeding or investigation which (i) alleges that Borrower or any Subsidiary is not in compliance with applicable Environmental Laws; (ii) seeks to suspend, revoke, or terminate any license, permit, or approval necessary for the generation, handling, storage, treatment or disposal of Hazardous Material, and which, if suspended, revoked or terminated would have Material Adverse Effect; or (iii) seeks to impose on any property owned by Borrower or any Subsidiary, a material restriction on the ownership, use, occupancy, or transferability under applicable Environmental Laws, which restriction would have Material Adverse Effect.

         VII.19 Employment Matters. (a) None of the employees of the Borrower or any Subsidiary is subject to any collective bargaining agreement and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary or between the Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

         (b) Except to the extent a failure to maintain compliance would not have a Material Adverse Effect, the Borrower and each Subsidiary is in compliance in all respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any litigation, administrative proceeding nor, to the knowledge of the Borrower, any investigation, in respect of such matters which, if decided adversely, could reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

         VII.20. RICO. Neither the Borrower nor any Subsidiary is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws.

         VII.21. Security Interests. Subject to the Agent taking such actions as may be necessary to perfect its interest, the Pledge Agreement creates a valid and perfected security interest in favor of the Agent, for the benefit of the Lenders, in the Pledged Stock, subject to no other security interest, lien, encumbrance or adverse claim of record noted in the stock record books (other than restrictions on transfer imposed by applicable securities laws) and no filings or recordations are necessary to perfect the security interests created by the Pledge Agreement in the Pledged Stock other than such filings or recordations as have already been made.

                                  ARTICLE VIII

                             Affirmative Covenants

         Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and where applicable will cause each Subsidiary to:

           (a) As soon as practical and in any event within 95 days after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Agent and each Lender (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the notes thereto, and the related consolidated statements of income, stockholders' equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, opinions of Arthur Andersen LLP, or other such independent certified public accountants selected by the Borrower and approved by the Agent, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Borrower and without any exception not acceptable to the Lenders, and (ii) a certificate of an Authorized Representative demonstrating compliance with Sections 9.1(a) through 9.1(c), Section 9.4(g), Section 9.6(f) and (g), and
Section 9.8 which certificate shall be in the form of Exhibit H;

         (b) as soon as practical and in any event within 50 days after the end of each fiscal quarter (except the last fiscal quarter of the Fiscal Year), deliver to the Agent and each Lender (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal quarter and for the period from the beginning of the then current Fiscal Year through the end of such reporting period and setting forth comparative statements for the comparative time period in the preceding Fiscal Year, and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such fiscal period and the results of their operations and the changes in their financial position for such fiscal period, in conformity with the standards set forth in Section 7.6(a) with respect to interim financial statements, and (ii) a certificate of an Authorized Representative containing computations for such quarter comparable to that required pursuant to Section 8.1(a)(ii);

         (c) promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower or any Subsidiary to its shareholders, bondholders or the financial community in general, and (iii) any management letter submitted to the Borrower by independent accountants in connection with any annual, interim or special audit of the Borrower; and

         (d) not later than the last Business Day of each Fiscal Year, deliver to the Agent and each Lender a capital and operating expense budget by fiscal quarter as customarily prepared by management of the Borrower for its internal use, setting forth the principal assumptions upon which such budgets are based and consolidated financial projections for the Borrower and its Subsidiaries for the next Fiscal Year, prepared in accordance with GAAP applied on a Consistent Basis;

         (e) promptly, from time to time, deliver or cause to be delivered to the Agent and each Lender such other information regarding Borrower's and any Subsidiary's operations, business affairs and financial condition as the Agent or such Lender may reasonably request;

         (f) promptly notify the Agent of the termination of any contract the loss of which would have a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole;

         Subject to Section 12.14, the Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any Governmental Authority having jurisdiction over the Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement;

         VIII.2. Maintain Properties. Maintain all properties necessary to its operations in good working order and condition, make all needed repairs, replacements and renewals to such properties, and maintain free from Liens, except those permitted under Section 9.3, all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices.

         VIII.3. Existence, Qualification, Etc. Except as otherwise expressly permitted under Section 9.7 and Section 9.12, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which the failure to maintain such license or qualification would have a Material Adverse Effect.

         VIII.4. Regulations and Taxes. Comply in all material respects with or contest in good faith all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien not otherwise permitted under Section 9.3 against any of its properties except liabilities being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves acceptable to the Borrower's independent certified public accountants have been established unless and until any Lien resulting therefrom attaches to any of its property and becomes enforceable against its creditors.

         VIII.5. Insurance. (a) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards to the extent and in the manner as are customarily insured against by similar businesses owning such properties similarly situated, (b) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property and (c) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes) such policies of insurance to have such limits, deductibles, exclusions, co-insurance and other provisions providing no less coverages than that specified in Schedule 8.5. Each of the policies of insurance described in this Section 8.5 shall provide that the insurer shall give the Agent not less than thirty (30) days' prior written notice before any such policy shall be terminated, lapse or be altered in any manner.

         VIII.6. True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

         VIII.7. Right of Inspection. Subject to Section 12.14, permit any Person designated by any Lender or the Agent to visit and inspect any of the properties, corporate books and financial reports of the Borrower or any Subsidiary and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice.

         VIII.8. Observe all Laws. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business.

         VIII.9. Governmental Licenses. Obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities which are material to the conduct of its business except those the failure of which to maintain would not have a Material Adverse Effect.

         VIII.10. Covenants Extending to Other Persons. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower in Sections 8.2 through 8.9, and 8.18 inclusive.

         VIII.11. Officer's Knowledge of Default. Upon any Authorized Representative of the Borrower obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or any Subsidiary to any Lender, or any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, cause such Authorized Representative to promptly notify the Agent of the nature thereof, the period of existence thereof, and advise the Agent within three (3) Business Days what action the Borrower or such Subsidiary proposes to take with respect thereto.

         VIII.12. Suits or Other Proceedings. Upon any Authorized Representative of the Borrower obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary, making a claim or claims in an aggregate amount greater than $2,000,000 not otherwise covered by insurance, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

         VIII.13. Notice of Discharge of Hazardous Material or Environmental Complaint. Promptly provide to the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Subsidiary relating to any (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Law; (b) release or threatened release by the Borrower or any Subsidiary, or at any facility or property owned or leased or operated by the Borrower or any Subsidiary, of any Hazardous Material, except where occurring in compliance with applicable Environmental Laws; or (c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

         VIII.14. Environmental Compliance. If the Borrower or any Subsidiary shall receive any letter, notice, complaint, order, directive, claim or citation alleging that the Borrower or any Subsidiary has violated any Environmental Law or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, the Borrower shall, within the time period permitted by the applicable Environmental Law or the Governmental Authority responsible for enforcing such Environmental Law, remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or release or satisfy such liability or shall be contesting in good faith such letter, notice, complaint, order, directive, claim or citation.

         VIII.15. Indemnification. Without limiting the generality of Section 12.9, the Borrower hereby agrees to indemnify and hold the Agent, the Lenders and NCMI, and their respective officers, directors, employees and agents, harmless from and against any and all claims, losses, penalties, liabilities, damages and expenses (including assessment and cleanup costs and reasonable attorneys' fees and disbursements) arising directly or indirectly from, out of or by reason of (a) the violation of any Environmental Law by the Borrower or any Subsidiary or with respect to any property owned, operated or leased by the Borrower or any Subsidiary or (b) the handling, storage, treatment, emission or disposal of any Hazardous Materials by or on behalf of the Borrower or any Subsidiary or on or with respect to property owned or leased or operated by the Borrower or any Subsidiary. The provisions of this Section 8.15 shall survive the Facility Termination Date and expiration or termination of this Agreement.

         VIII.16. Further Assurances. At the Borrower's cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents.

         VIII.17. Employee Benefit Plans.

                  (a) With reasonable promptness, and in any event within thirty (30) days thereof, give notice to the Agent of (a) the establishment of any new Pension Plan (which notice shall include a copy of such plan), (b) the commencement of contributions to any Employee Benefit Plan to which the Borrower or any of its ERISA Affiliates was not previously contributing, (c) any material increase in the benefits of any existing Employee Benefit Plan, (d) each funding waiver request filed with respect to any Employee Benefit Plan and all communications received or sent by the Borrower or any ERISA Affiliate with respect to such request and (e) the failure of the Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date;

                  (b) Promptly and in any event within fifteen (15) days of becoming aware of the occurrence or forthcoming occurrence of any (a) Termination Event or (b) nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Pension Plan or any trust created thereunder, deliver to the Agent a notice specifying the nature thereof, what action the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

                  (c) With reasonable promptness but in any event within fifteen (15) days for purposes of clauses (a), (b) and (c), deliver to the Agent copies of (a) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (b) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (c) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan and (d) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA. The Borrower will notify the Agent in writing within five (5) Business Days of the Borrower or any ERISA Affiliate obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

         VIII.18. Continued Operations. Continue at all times to conduct its business and engage principally in the same or similar line or lines of business substantially as heretofore conducted.

         VIII.19. New Subsidiaries. Within thirty (30) days of the acquisition or creation of any Domestic Subsidiary or Material Foreign Subsidiary, or upon an existing Foreign Subsidiary becoming a Material Foreign Subsidiary, or upon a group of Direct Foreign Subsidiaries meeting the threshold set forth in the first proviso of the definition of Material Foreign Subsidiary, cause to be delivered to the Agent for the benefit of the Lenders each of the following:

                  (a) in the case of a Domestic Subsidiary, a Facility Guaranty executed by such Domestic Subsidiary substantially in the form of
         Exhibit I;

                  (b) (i) in the case that such Subsidiary is directly owned by the Borrower or a Domestic Subsidiary which has previously delivered a Pledge Agreement, a revised Schedule I to the Pledge Agreement dated the date hereof together with (x) stock certificates or other appropriate evidence of ownership representing 100% of the capital stock and related interests and rights of a Domestic Subsidiary owned directly or indirectly by the Borrower or (y) 65% of the Voting Stock and 100% of the non-voting common stock and related interests and rights of any Material Foreign Subsidiary or group of Direct Foreign Subsidiaries meeting the threshold set forth in the first proviso of the definition of Material Foreign Subsidiary, and (z) duly executed stock powers or powers of assignment in blank affixed thereto;

                           (ii) in the case that such Subsidiary is directly owned by a Domestic Subsidiary which has not previously delivered a Pledge Agreement, a Pledge Agreement substantially similar in form and content to that executed and delivered by the Borrower on the Closing Date, with appropriate revisions as to the identity of the pledgor and securing Obligations of such Pledgor under its Facility Guaranty, together with (x) stock certificates or other appropriate evidence of ownership representing 100% of the capital stock and related interests and rights of a Domestic Subsidiary owned directly or indirectly by the Borrower or (y) 65% of the Voting Stock and 100% of the non-voting common stock and related interests and rights of any Material Foreign Subsidiary or group of Direct Foreign Subsidiaries meeting the threshold set forth in the first proviso of the definition of Material Foreign Subsidiary, and (z) duly executed stock powers or powers of assignment in blank affixed thereto; or

                           (iii) Without limiting the provisions of Sections
         8.19 (b)(i) and (ii) above or Section 4.2, it is the intent of the parties hereto that not less than seventy percent (70%) of Consolidated Total Tangible Assets and Consolidated Net Income shall at all times be attributable to the assets and operations of the Borrower and its Subsidiaries whose common stock is pledged as Collateral. In the event that the Pledged Stock Ratio is less than seventy percent (70%), then the Borrower shall promptly cause to be executed and delivered such additional Security Instruments and related documents required to meet this seventy (70%) threshold.

                  (c) in the case that such Subsidiary is a partnership that has not issued certificates evidencing ownership of such partnership, the certificate of Registrar of such partnership with respect to the registration of the Lien on Partnership Interests;

                  (d) an opinion of counsel to the Subsidiary dated as of the date of delivery of the Facility Guaranty and other Loan Documents provided for in this Section 8.19 and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent (which opinion may include assumptions and qualifications of similar effect to those contained in the opinions of counsel delivered pursuant to Section 6.1(a)), to the effect that:

                           (i) such Subsidiary is duly organized, validly
                  existing and in good standing in the jurisdiction of its formation, has the requisite power and authority to own its properties and conduct its business as then owned and then conducted and proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation or partnership in each other jurisdiction in which the character of the properties owned or leased, or the business carried on by it, requires such qualification except where the failure to so qualify would not have a Material Adverse Effect;

                           (ii) the execution, delivery and performance of the
                  Facility Guaranty and other Loan Documents described in this
                  Section 8.19 to which the Borrower or such Subsidiary is a signatory have been duly authorized by all requisite corporate or partnership action (including any required shareholder or partner approval), each of such agreements has been duly executed and delivered and constitutes the valid and binding agreement of the Borrower or such Subsidiary, enforceable against the Borrower or such Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity);

                  (e) current copies of the charter documents, including partnership agreements and certificate of limited partnership, if applicable, and bylaws of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such charter documents, bylaws or by applicable law, of the shareholders) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 8.19.

                                   ARTICLE IX

                               Negative Covenants

         Until the Obligations have been paid and satisfied in full, no Letters of Credit remain outstanding and this Agreement has been terminated in accordance with the terms hereof, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:

         IX.1.    Financial Covenants.

                  (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Four-Quarter Period be less than 2.00 to 1.00.

                  (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to exceed during the periods set forth below the ratio set forth below opposite such period:

     -------------------------------------------------------------------------------------------------------

                     Period                                       Consolidated Leverage Ratio
     ------------------------------------------------------------------------------------------------------

          Closing Date through March 30, 1998                             3.00 to 1.00
     ------------------------------------------------------------------------------------------------------
         March 31, 1998 through March 30, 1999                            2.25 to 1.00
     ------------------------------------------------------------------------------------------------------
             March 31, 1999 and thereafter                                1.50 to 1.00
     ------------------------------------------------------------------------------------------------------

                  (c) Pledged Stock Ratio. Permit at any time the Pledged Stock Ratio to be less than seventy percent (70%).

         IX.2. Acquisitions. Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same or similar as one or more line or lines of business conducted by the Borrower and its Subsidiaries, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and (iii) the Person acquired shall be a Subsidiary, or be merged into the Borrower or a wholly-owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Borrower or a wholly-owned Subsidiary), and (iv) if the Cost of Acquisition shall exceed $15,000,000, the Required Lenders shall consent to such Acquisition in their discretion.

         IX.3. Liens. Incur, create or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary, other than

                  (a) Liens created under the Security Instruments in favor of the Agent and the Lenders, and otherwise existing as of the date hereof and as set forth in Schedule 7.7;

                  (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens may not be executed upon the property subject thereto;

                  (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 90 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens may not be executed upon the property subject thereto;

                  (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

                  (e) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary;

                  (f) Liens on assets of Pacific Media KK securing Indebtedness described in Section 9.4(f);

                  (g) Liens on assets of Subsidiaries securing Indebtedness owed to the Borrower or a Guarantor; provided that if such Subsidiary is a Guarantor or such Subsidiary's stock is Pledged Stock, the promissory note evidencing such Indebtedness shall be pledged to the Agent as security for the Obligations;

                  (h) Liens securing Indebtedness permitted under Section 9.4(h); and

                  (i) judgment Liens so long as (i) any such judgment is being contested in good faith and execution has been effectively stayed or if not effectively stayed, does not remain unstayed, undischarged, unbonded or undismissed for a period of more than forty-five (45) days, (ii) reserves acceptable to the Borrower's independent certified public accountants have been established, and (iii) the aggregate amount of all such judgments do not exceed at any time $1,000,000.

         IX.4. Indebtedness. Incur, create, assume or permit to exist any Indebtedness of the Borrower, howsoever evidenced, except:

                  (a) Indebtedness existing as of the Closing Date as set forth in Schedule 7.6; provided, none of the instruments and agreements evidencing or governing such Indebtedness shall be amended, modified or supplemented after the Closing Date to change any terms of subordination, repayment or rights of Conversion, put, exchange or other rights from such terms and rights as in effect on the Closing Date;

                  (b) Indebtedness owing to the Agent or any Lender in connection with this Agreement, any Note or other Loan Document;

                  (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                  (d) Indebtedness arising from Rate Hedging Obligations permitted under Section 9.15;

                  (e) intercompany Indebtedness for loans and advances made by the Borrower or any Guarantor to the Borrower or any Guarantor, provided that such intercompany Indebtedness is evidenced by a promissory note or similar written instrument acceptable to the Agent which provides that such Indebtedness is subordinated to obligations, liabilities and undertakings of the holder or owner thereof under the Loan Documents on terms acceptable to the Agent;

                  (f) Indebtedness in an aggregate outstanding amount at any time of up to $25,000,000 of Pacific Media KK including any existing indebtedness described on Schedule 7.6, fifty-one percent (51%) of the principal amount of which may be guaranteed by the Borrower including through indemnifications with respect to personal guarantees;

                  (g) additional unsecured Indebtedness for Money Borrowed of Borrower or Guarantors not otherwise covered by clauses (a) through
         (f) above, provided that the aggregate outstanding principal amount of all such other Indebtedness permitted under this clause (g) shall in no event exceed $7,500,000 at any time;

                  (h) Indebtedness incurred to purchase personal property provided such Indebtedness is secured only by the property so acquired and does not exceed the actual cost of such property and provided further that the total outstanding amounts of all such Indebtedness shall not exceed at any time $2,000,000;

                  (i) Indebtedness extending the maturity of, or renewing, refunding or refinancing, in whole or in part, Indebtedness incurred under clauses (a ), (d) and (f) of this Section 9.4, provided that the terms of any such extension, renewal, refunding or refinancing Indebtedness (and of any agreement or instrument entered into in connection therewith) are no less favorable to the Agent and the Lenders than the terms of the Indebtedness as in effect prior to such action, and provided further that (1) the aggregate principal amount of or interest rate or rates and fees payable on such extended, renewed, refunded or refinanced Indebtedness shall not be materially increased by such action, (2) the group of direct or contingent obligors on such Indebtedness shall not be expanded as a result of any such action, and (3) immediately before and immediately after giving effect to any such extension, renewal, refunding or refinancing, no Default or Event of Default shall have occurred and be continuing.

         IX.5. Transfer of Assets. Sell, lease, transfer or otherwise dispose of any assets of Borrower or any Subsidiary other than (a) dispositions of inventory in the ordinary course of business, (b) dispositions of property that is substantially worn, damaged, obsolete or, in the judgment of the Borrower, no longer best used or useful in its business or that of any Subsidiary, (c) transfers of assets necessary to give effect to merger or consolidation transactions permitted by Section 9.7, and (d) the disposition of Eligible Securities in the ordinary course of management of the investment portfolio of the Borrower and its Subsidiaries.

         IX.6. Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person, except that Borrower and Catalina Marketing Worldwide, Inc. may maintain investments or invest in:

                  (a) securities of any Person acquired in an Acquisition permitted hereunder;

                  (b) Eligible Securities;

                  (c) investments existing as of the date hereof and as set forth in Schedule 7.4;

                  (d) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

                  (e) loans to or investments in Subsidiaries which are Guarantors;

                  (f) (i) loans to or investments in, including purchase of shares of,

         Subsidiaries other than Pacific Media KK which are not Guarantors and
         (ii) purchase of shares of Subsidiaries which are Guarantors so long as the aggregate amount loaned or invested does not exceed on a non-cumulative basis (so that amounts not utilized in one Fiscal Year may not be carried forward to a subsequent Fiscal Year) $10,000,000 in any Fiscal Year;

                  (g) in addition to amounts set forth on Schedule 7.4, loans to or investments in Pacific Media KK not to exceed an aggregate of $10,000,000; and

                  (h) loans between the Borrower and the Guarantors described in Section 9.4(e).

         IX.7. Merger or Consolidation. (a) Consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets (other than sales permitted under Section 9.5 (c) or as permitted by Section 9.12); provided, however, (i) any Subsidiary of the Borrower may merge or transfer all or substantially all of its assets into or consolidate with the Borrower or any wholly-owned Subsidiary of the Borrower, and (ii) any other Person may merge into or consolidate with the Borrower or any wholly-owned Subsidiary and any Subsidiary may merge into or consolidate with any other Person in order to consummate an Acquisition permitted by Section 9.2, provided further, that any resulting or surviving entity shall execute and deliver such agreements and other documents, including compliance with Section 8.19, and take such other action as the Agent may require to evidence or confirm its express assumption of the obligations and liabilities of its predecessor entities under the Loan Documents.

         IX.8. Restricted Payments. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing, except
(a) as permitted under Section 9.6 , (b) pursuant to employee and director stock option or stock purchase plans existing on the Closing Date and described on Schedule 9.8 hereto and employee and director stock option and stock purchase plans and issuances of stock solely to the employees and directors of Supermarkets Online, Inc., Health Resource Publishing Company and Catalina-Pacific Media L.L.C. so long as the amount of stock and options made available to employees and directors on a fully diluted basis does not exceed thirty percent (30%) of the total shareholder's equity of any such company and
(c) that up to $120,000,000 in the aggregate may be used to repurchase shares of the Borrower's common stock provided that all common stock repurchased is promptly retired and not held in treasury stock.

         IX.9. Transactions with Affiliates. Other than transactions permitted under Sections 9.6 and 9.7, enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower, except (a) that such Persons may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, (b) that the Borrower or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by the Borrower or such Subsidiary and (c) in either case in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's (or any

Subsidiary's) business consistent with past practice of the Borrower and its Subsidiaries and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

         IX.10. Compliance with ERISA. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan:

                  (a) permit the occurrence of any Termination Event which would result in a liability on the part of the Borrower or any ERISA Affiliate to the PBGC; or

                  (b) permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities; or

                  (c) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

                  (d) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

                  (e) engage, or permit any Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Sections 4975 of the Code for which a civil penalty pursuant to
         Section 502(I) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed; or

                  (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to the Borrower or any ERISA Affiliate or increase the obligation of the Borrower or any ERISA Affiliate to a Multiemployer Plan; or

                  (g) fail, or permit the Borrower or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code, all applicable Foreign Benefit Laws and all other applicable laws and the regulations and interpretations thereof.

         IX.11. Fiscal Year. Change its Fiscal Year.

         IX.12. Dissolution, etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except (i) in connection with a merger or consolidation permitted pursuant to Section 9.7 and (ii) the liquidation or dissolution in the ordinary course of business of Excluded Subsidiaries.

         IX.13. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness other than the Obligations.

         IX.14. Change in Control. Cause, suffer or permit to exist or occur any Change of Control.

         IX.15. Rate Hedging Obligations. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except (i) pursuant to Swap Agreements or (ii) for Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which the Borrower and its Subsidiaries are otherwise subject by virtue of the operations of their businesses, and not for speculative purposes.

         IX.16. Negative Pledge Clauses. Enter into or cause, suffer or permit to exist any agreement with any Person other than the Agent and the Lenders pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of any of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, provided that the Borrower and any Subsidiary may enter into such an agreement in connection with property subject to any Lien permitted by this Agreement and not released after the date hereof, when such prohibition or limitation is by its terms effective only against the assets subject to such Lien.

                                   ARTICLE X

                       Events of Default and Acceleration

         X.1. Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:

                  (a) if default shall be made in the due and punctual payment of the principal of any Loan, Reimbursement Obligation or other Obligation, when and as the same shall be due and payable whether pursuant to any provision of Article II or Article III, at maturity, by acceleration or otherwise; or

                  (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan, Reimbursement Obligation or other Obligation or of any fees or other amounts payable to any of the Lenders or the Agent on the date on which the same shall be due and payable; or

                  (c) if default shall be made in the performance or observance of any covenant set forth in Section 8.7, 8.11, 8.12, 8.19 or Article IX;

                  (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for 30 or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Agent (which notice the Agent shall give on the request of any Lender), or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Agent or any of the Lenders or delivered to the Agent or any of the Lenders in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent), or if without the written consent of the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Lenders or the Agent); or

                  (e) if there shall occur (i) a default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness or Rate Hedging Obligation (other than the Loans and other Obligations) of the Borrower or any

         Subsidiary in an amount not less than $10,000,000 in the aggregate outstanding, or (ii) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness or Rate Hedging Obligation may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, or (iii) any other event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness or Rate Hedging Obligation may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and such default or event of default referred to in clauses (i) through
         (iii) shall continue for more than the period of grace, if any, therein specified, or such default or event of default shall permit the holder of any such Indebtedness (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof; or

                  (f) if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with any Loan Document, or otherwise, shall be false in any material respect when given or shall fail to state a material fact; or

                  (g) if the Borrower or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

                  (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any Subsidiary seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of sixty (60) days; or if the Borrower or any Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or

                  (i) if (i) one or more judgments or orders where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $1,000,000 is rendered against the Borrower or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of the Borrower's or Subsidiaries' properties for any amount in excess of $1,000,000 in the aggregate; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of forty-five (45) days; or

                  (j) if the Borrower or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, for a period of more than 60 days; or

                  (k) if the Borrower or any Subsidiary shall breach any of the material terms or conditions of any agreement under which any Rate Hedging Obligations permitted hereby is created and such breach shall continue beyond any grace period, if any, relating thereto pursuant to the terms of such agreement, or if the Borrower or any Subsidiary shall disaffirm or seek to disaffirm any such agreement or any of its obligations thereunder; or

                  (l) if there shall occur a Termination Event; or

                  (m) if there shall occur a Change in Control;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

                           (A) either or both of the following actions may be
                  taken: (i) the Agent, with the consent of the Required Lenders, may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders and the Issuing Bank to make further Loans and Swing Line Loans or to issue additional Letters of Credit terminated, whereupon the obligation of each Lender to make further Loans, of NationsBank to make further Swing Line Loans, and of the Issuing Bank to issue additional Letters of Credit, hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause
                  (g) or (h) above, then the obligation of the Lenders to make Loans, of NationsBank to make Swing Line Loans, and of the

                  Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice by the Agent or the Lenders;

                           (B) The Borrower shall, upon demand of the Agent or
                  the Required Lenders, deposit cash with the Agent in an amount equal to the amount of any Letter of Credit Outstandings, as collateral security for the repayment of any future drawings or payments under such Letters of Credit, and such amounts shall be held by the Agent pursuant to the terms of the LC Account Agreement; and

                           (C) the Agent and each of the Lenders shall have all
                  of the rights and remedies available under the Loan Documents or under any applicable law.

         X.2. Agent to Act. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

         X.3. Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

         X.4. No Waiver. No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

         X.5. Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to
Article X hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder, shall be applied by the Agent in the following order:

                  (a) amounts due to the Lenders pursuant to Sections 2.10, 3.3, 3.4 and 12.5;

                  (b) amounts due to the Agent pursuant to Section 11.8;

                  (c) payments of interest on Loans, Swing Line Loans and Reimbursement Obligations, to be applied for the ratable benefit of the LENDERS (with amounts payable in respect of Swing Line Outstandings being included in such calculation and paid to NationsBank);

                  (d) payments of principal of Loans, Swing Line Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (with amounts payable in respect of Swing Line Outstandings being included in such calculation and paid to NationsBank);

                  (e) payments of cash amounts to the Agent in respect of outstanding Letters of Credit pursuant to Section 10.1(B);

                  (f) amounts due to the Lenders pursuant to Sections 3.2(g),
         8.15 and 12.9;

                  (g) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders;

                  (h) amounts due to any of the Lenders in respect of Obligations consisting of liabilities under any Swap Agreement with any of the Lenders on a pro rata basis according to the amounts owed; and

                  (i) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.

                                   ARTICLE XI

                                   The Agent

         X1.1. Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 11.5 and the first sentence of Section 11.6 hereof shall include its affiliates and its own and its affiliates' officers, directors, employees, and agents):

                  (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender;

                  (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Loan Party or any other Person to perform any of its obligations thereunder;

                  (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Loan Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Loan Party or any of its Subsidiaries or affiliates;

                  (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and

                  (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct.

The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

         XI.2. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telefacsimile) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Loan Party), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 12.1 hereof. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable law unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

         XI.3. Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 11.2 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

         XI.4. Rights as a Lender. With respect to its Revolving Credit Commitment and Line of Credit Commitment and the Loans made by it, NationsBank (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. NationsBank (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Loan Party or any of its Subsidiaries or affiliates as if it were not acting as Agent, and NationsBank (and any successor acting as Agent) and its affiliates may accept fees and other consideration from any Loan Party or any of its Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

         XI.5. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 12.9 hereof, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their respective Revolving Credit and Line of Credit Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Loan Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 12.5, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. The agreements contained in this Section 11.5 shall survive payment in full of the Loans and all other amounts payable under this Agreement.

         XI.6. Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or any of its Subsidiaries or affiliates that may come into the possession of the Agent or any of its affiliates.

         XI.7. Resignation of Agent. The Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, and, so long as there is no Default or Event of Default, such successor shall be approved by the Borrower, which approval shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America having combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         XI.8. Fees. The Borrower agrees to pay to the Agent, for its individual account, an annual Agent's administrative fee as from time to time agreed to by the Borrower and Agent in writing.

         XI.9. Security Trustee. The Agent shall be the "Security Trustee" under any of those Pledge Agreements which are expressed to be governed by English Law and shall accept without investigation, requisition or objection such title as any person may have to the assets which are subject to the English Pledge Agreements and shall not (a) be bound or concerned to examine or inquire into the title of any person; (b) be liable for any defect or failure in the title of any person, whether such defect or failure was known to it or might have been discovered upon examination or inquiry and whether capable of remedy or not; (c) be liable for any failure on its part to give notice of such Pledge Agreement to any third party or otherwise perfect or register the security created by such Pledge Agreement.

         The Security Trustee shall hold the benefit of the English Pledge Agreements upon trust for itself, the Lenders and the Agent. Upon the appointment of any successor Security Trustee, the resigning Security Trustee shall execute and deliver such documents and do such other acts and things as may be necessary to vest in the successor Security Trustee all the rights, title and interests vested in the resigning Security Trustee.

                                   ARTICLE XII

                                  Miscellaneous

         XII.1. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Note, and its Revolving Credit Commitment and Line of Credit Commitment); provided, however, that

                (i)    each such assignment shall be to an Eligible Assignee;

                (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

                (iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Notes; and

                (iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of Exhibit B hereto, together with any Note subject to such assignment and a processing fee of $3,500.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement (other than the rights set forth in Sections 12.5 and 12.9). Upon the consummation of any assignment pursuant to this Section, the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 5.6.

         (b)      The Agent shall maintain at its address referred to in Section
12.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment and Line of Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

         (d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, Line of Credit Commitment and its Loans); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Article V and the right of set-off contained in Section 12.3, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Note and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Note, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Note, or extending its Revolving Credit Commitment or Line of Credit Commitment). No sale of any participation hereunder shall give rise to Taxes or increased costs payable by the Borrower under Section 5.6 hereof, or otherwise increase or expose the Borrower to any obligation or liability hereunder or reduce any rights or benefits to the Borrower hereunder.

         (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

         (f) Subject to Section 12.14, any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

         XII.2. Notices. Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of receipt at such address, telefacsimile number or telex number as may from time to time be specified by such party in written notice to the other parties hereto or otherwise received), in the case of notice by telegram, telefacsimile or telex, respectively (where the receipt of such message is verified by return), or (iii) on the fifth Business Day after the day on which mailed, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address, telex number or telefacsimile number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder:


               (a)      if to the Borrower:

                        Catalina Marketing Corporation
                        11300 9th Street North
                        St. Petersburg, Florida 33716
                        Attn: Philip B. Livingston
                        Telephone:     (813) 579-5000
                        Telefacsimile: (813) 579-5297

               (b)      if to the Agent:

                        NationsBank, National Association
                        Independence Center, 15th Floor
                        NC1-001-15-04
                        Charlotte, North Carolina  28255
                        Attention: Agency Services
                        Telephone:      (704) 388-2374
                        Telefacsimile:  (704) 386-9923

                        with a copy to:

                        NationsBank, National Association
                        400 North Ashley Drive, Second Floor
                        Tampa, Florida 33602
                        Attention: Miles Dearden, Corporate Finance
                        Telephone:      (813) 224-5194
                        Telefacsimile:  (813) 224-5948

               (c)      if to the Lenders:

                        At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance;

               (d) if to any other Loan Party, at the address set forth on the signature page of the Facility Guaranty or Security Instrument executed by such Loan Party, as the case may be.

               XII.3. Right of Set-off; Adjustments. (a) Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 12.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

         (b) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 12.3 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.

         XII.4. Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any commitment hereunder or the Borrower has continuing obligations hereunder unless otherwise provided herein. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in the Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

         XII.5. Expenses. The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent (including the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents subject to the limitations set forth in the commitment letter dated August 5, 1997. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

         XII.6. Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if Article XI or the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase the Revolving Credit Commitments or Line of Credit Commitments of the Lenders, (ii) reduce the principal of or rate of interest on any Loan or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled installment of principal of or interest on any Loan or any fees or other amounts payable hereunder or for termination of any Revolving Credit Commitment or Line of Credit Commitment, (iv) change the percentage of the Revolving Credit and Line of Credit Commitments or of the unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section
12.6 or any other provision of this Agreement or (v) release any Guarantor or all or any material portion of the Collateral; and provided, further, that no such amendment or waiver that affects the rights, privileges or obligations of NationsBank as provider of Swing Line Loans, shall be effective unless signed in writing by NationsBank or that affects the rights, privileges or obligations of the Issuing Bank as issuer of Letters of Credit, shall be effective unless signed in writing by the Issuing Bank;

Notwithstanding any provision of the other Loan Documents to the contrary, as between the Agent and the Lenders, execution by the Agent shall not be deemed conclusive evidence that the Agent has obtained the written consent of the Required Lenders. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

         XII.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

         XII.8. Termination. The termination of this Agreement shall not affect any rights of the

Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Agent for the benefit of the Lenders under the Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable, which shall continue) or the Borrower has furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold the Agent or such Lender harmless for, the amount of such payment surrendered until the Agent or such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agent or the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

         XII.9. Indemnification; Limitation of Liability. (a) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this
Section 12.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

         (b) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 12.9 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

         XII.10. Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

         XII.11. Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto.

         XII.12. Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any express term of this Agreement, the terms and provisions of this Agreement shall control to the extent of such conflict.

         XII.13. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

         XII.14. Confidentiality. The Agent and each Lender (each a "Lending Party") agrees to keep confidential any information furnished or made available to it by the Borrower pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party,
(h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee.

         XII.15.  GOVERNING LAW; WAIVER OF JURY TRIAL.

                  (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE SECURITY INSTRUMENTS WHICH EXPRESSLY PROVIDE THAT THEY SHALL BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

                  (b) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF PINELLAS, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE BORROWER HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

                  (c) THE BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN SECTION 12.2, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

                  (d) NOTHING CONTAINED IN SUBSECTIONS (A) OR (B) HEREOF SHALL PRECLUDE THE AGENT OR ANY LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE BORROWER OR ANY OF THE BORROWER'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

                  (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWER, THE AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

                         [Signatures on following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.


                                   CATALINA MARKETING CORPORATION

WITNESS:


/s/ John Halek                     By: /s/ Bruce Valentine
-------------------------              -----------------------
                                   Name:  Bruce Valentine
/s/ Lucy L. Tate                   Title: Treasurer
-------------------------




















                             Signature Page 1 of 1

                                   NATIONSBANK, NATIONAL ASSOCIATION,
                                   as Agent for the Lenders




                                   By:/s/ Miles C. Dearden III
                                   -------------------------------------
                                   Name:  Miles C. Dearden III
                                   Title: Senior Vice President



                                   NATIONSBANK, NATIONAL ASSOCIATION




                                   By:/s/ Miles C. Dearden III
                                   -------------------------------------
                                   Name: Miles C. Dearden III
                                   Title: Senior Vice President


                                   Lending Office:
                                        NationsBank, National Association
                                        Independence Center, 15th Floor
                                        NC1-001-15-04
                                        Charlotte, North Carolina 28255
                                        Attention: Herbert Boyd
                                        Telephone: (704) 386-
                                        Telefacsimile: (704) 386-


                                   Wire Transfer Instructions:
                                        NationsBank, National Association
                                        ABA# 063100277
                                        Account No.: 1366212163
                                        Reference: Catalina Marketing
                                        Attention: Corporate Credit Services

                                        FLEET NATIONAL BANK, as Documentation
                                        Agent and as a Lender


                                        By: /s/ Thomas J. Bullard
                                            ---------------------------
                                        Name:   Thomas J. Bullard
                                             --------------------------
                                        Title:  Vice President
                                              ------------------------

                                        Lending Office:
                                        One Federal Street
                                        MAOF 0320
                                        Boston, Massachusetts 02110

                                        Wire Transfer Instructions:
                                        Fleet National Bank
                                        Boston, Massachusetts 02110
                                        ABA #011-000-138
                                        Account #1510351-03156
                                        Attention: Mike Araujo

                                        BARNETT BANK, N.A. PINELLAS



                                        By: /s/ Michael S. Crowe
                                            --------------------------
                                        Name:   Michael S. Crowe
                                             -------------------------
                                        Title:  Senior Vice President
                                              ------------------------

                                        Lending Office:
                                        200 Central Avenue
                                        Suite 1800
                                        St. Petersburg, Florida 33701

                                        Wire Transfer Instructions:
                                        Barnett Bank, N.A.
                                        Jacksonville, Florida
                                        ABA #063000047
                                        Account #01396-10231
                                        Attention: Commercial Loan Operations
                                        Reference: Catalina Marketing

                                 FIRST UNION NATIONAL BANK


                                 By: /s/ Jorge Gonzales
                                     --------------------------
                                 Name:   Jorge Gonzales
                                      -------------------------
                                 Title:  Senior Vice President
                                        -----------------------

                                 Lending Office:
                                 310 S. College Street, 5th Floor
                                 Charlotte, North Carolina 28288-0737

                                 Wire Transfer Instructions:
                                 First Union National Bank
                                 ABA #053-000-219
                                 Account #2070482789126
                                 Attention: Greg Fiato (704-383-9831)
                                                       (704-374-6537 - fax)
                                 Reference: Catalina Marketing Corporation

                                   THE SUMITOMO BANK, LIMITED


                                   By: /s/ Jeffrey N. Frost
                                       ----------------------------
                                   Name:   Jeffery N. Frost
                                        ---------------------------
                                   Title:  Vice President & Manager
                                         --------------------------

                                   Regional Credit (East)


                                   By: /s/ Brian M. Smith
                                       -----------------------------
                                   Name:   Brian M. Smith
                                         ----------------------------
                                   Title:  Senior Vice President &
                                           Regional Manager (East)
                                         ----------------------------

                                   Lending Office:
                                   100 S. Ashley Drive
                                   Suite 1780
                                   Tampa, Florida 33602

                                   Wire Transfer Instructions:
                                   Sumitomo Bk Chgl
                                   Chicago, Illinois
                                   ABA #071001850
                                   Account:   Catalina
                                   Attention: Loans Administration

                                   CREDIT LYONNAIS ATLANTA AGENCY



                                   By:   /s/ David M. Cawrse
                                        ------------------------------------
                                   Name:     David M. Cawrse
                                        ------------------------------------
                                   Title:    First Vice President & Manager
                                         -----------------------------------

                                   Lending Office:
                                   303 Peachtree Street, N.E.
                                   Suite 4400
                                   Atlanta, Georgia 30308

                                   Wire Transfer Instructions:
                                   Credit Lyonnais New York Branch
                                   New York, New York 10019
                                   ABA #0260-0807-3
                                   Account #01.24173.0001.00
                                   Credit: Credit Lyonnais Atlanta Agency
                                   Attention: Loan Servicing
                                   Reference: Catalina

                               COMERICA BANK


                               By:   /s/ Martin G. Ellis
                                    ----------------------------
                               Name:     Martin G. Ellis
                                    ----------------------------
                               Title:    Vice President
                                    ----------------------------

                               Lending Office:
                               500 Woodward Avenue, 9th Floor
                               MC 3280
                               Detroit, Michigan 48275-3280

                               Wire Transfer Instructions:
                               Comerica Bank
                               ABA #072000096
                               Account #02-21585-90010
                               Attention: Commercial Loan Servicing
                               Reference: Catalina Marketing Corporation

                                   THE LONG-TERM CREDIT BANK OF JAPAN, LTD.


                                   By:   /s/ Philip A. Marsden
                                        -----------------------------
                                   Name:     Philip A. Marsden
                                        -----------------------------
                                   Title:    Senior Vice President
                                        -----------------------------

                                   Lending Office:
                                   165 Broadway
                                   New York, New York 10006

                                   Wire Transfer Instructions:
                                   Chase Manhattan Bank
                                   ABA #021 000 021
                                   Account: The Long-Term Credit Bank of Japan
                                            New York Branch
                                   Account #544-7-75066

                              PNC BANK, KENTUCKY, INC.


                              By:   /s/ Ralph M. Bowman
                                   ------------------------
                              Name:     Ralph M. Bowman
                                   ------------------------
                              Title:    Vice President
                                   ------------------------

                              Lending Office:
                              500 W. Jefferson Street
                              Louisville, Kentucky 40202

                              Wire Transfer Instructions:
                              PNC Bank, Kentucky, Inc.
                              Louisville, Kentucky
                              ABA #083000108
                              Account #3000991434
                              Attention: Commercial Loan Operations
                              Reference:Catalina

                                   EXHIBIT F-1

                             Form of Revolving Note

                                 Promissory Note
                                (Revolving Loan)

$                                                      Charlotte, North Carolina
-------------------------
                                                              September 30, 1997


     FOR VALUE RECEIVED, CATALINA MARKETING CORPORATION, a Delaware corporation having its principal place of business located in St. Petersburg, Florida (the "Borrower"), hereby promises to pay to the order of ___________________________ (the "Lender"), in its individual capacity, at the office of NATIONSBANK, NATIONAL ASSOCIATION, as agent for the Lenders (the "Agent"), located at One Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate in writing) at the times set forth in the Credit Agreement dated as of September 30, 1997 among the Borrower, the financial institutions party thereto (collectively, the "Lenders") and the Agent (the "Agreement" -- all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America, in immediately available funds, the principal amount of ___________ DOLLARS ($__________) or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Agreement on the Revolving Credit Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article II of the Agreement. All or any portion of the principal amount of Loans may be prepaid as provided in the Agreement.

     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at the rates per annum set forth in the proviso to Section 2.2 (a) of the Agreement. Further, in the event of such acceleration, this Revolving Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

     In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees, and interest due hereunder thereon at the rates set forth above.


                              Signature Page 1 of 3

     Interest hereunder shall be computed as provided in the Agreement.

     This Revolving Note is one of the Revolving Notes referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Revolving Loans evidenced hereby were or are made and are to be repaid. This Revolving Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

     This Revolving Note shall be governed by and construed in accordance with the internal substantive laws of the State of Florida.

     All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive protest, notice of protest, notice of dishonor, diligence or any other notices or demands in connection with the enforcement of this Revolving Note.

















                              Signature Page 2 of 3

     IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.


                                   CATALINA MARKETING CORPORATION
WITNESS:

                                   By:
                                       --------------------------------
                                   Name:
                                        -------------------------------
                                   Title:
                                         ------------------------------




















                              Signature Page 3 of 3

                                   EXHIBIT F-2

                           Form of Line of Credit Note

                                 Promissory Note
                              (Line of Credit Loan)

$                                                      Charlotte, North Carolina
 -----------------------
                                                              September 30, 1997


     FOR VALUE RECEIVED, CATALINA MARKETING CORPORATION, a Delaware corporation having its principal place of business located in St. Petersburg, Florida (the "Borrower"), hereby promises to pay to the order of ___________________________ (the "Lender"), in its individual capacity, at the office of NATIONSBANK, NATIONAL ASSOCIATION, as agent for the Lenders (the "Agent"), located at One Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate in writing) at the times set forth in the Credit Agreement dated as of September 30, 1997 among the Borrower, the financial institutions party thereto (collectively, the "Lenders") and the Agent (the "Agreement" -- all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America, in immediately available funds, the principal amount of _____________________ DOLLARS ($______________) or, if less than such principal amount, the aggregate unpaid principal amount of all Line of Credit Loans made by the Lender to the Borrower pursuant to the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article II of the Agreement. All or any portion of the principal amount of Loans may be prepaid as provided in the Agreement.

     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount hereof and accrued but unpaid interest thereon shall bear interest which shall be payable on demand at the rates per annum set forth in the proviso to Section 2.2(a) of the Agreement. Further, in the event of such acceleration, this Line of Credit Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

     In the event this Line of Credit Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest due hereunder, all costs of collection, including reasonable attorneys' fees, and interest thereon at the rates set forth above.



                              Signature Page 1 of 3

     Interest hereunder shall be computed as provided in the Agreement.

     This Line of Credit Note is one of the Line of Credit Notes referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Line of Credit Loans evidenced hereby were or are made and are to be repaid. This Line of Credit Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

     This Line of Credit Note shall be governed by and construed in accordance with the internal substantive laws of the State of Florida.

     All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive protest, notice of protest, notice of dishonor, diligence or any other notices or demands in connection with the enforcement of this Line of Credit Note.

















                              Signature Page 2 of 3

     IN WITNESS WHEREOF, the Borrower has caused this Line of Credit Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.


                                    CATALINA MARKETING CORPORATION

WITNESS:

                                   By:
                                        --------------------------------
                                   Name:
                                        --------------------------------
                                   Title:
                                        --------------------------------




















                              Signature Page 3 of 3

                                   EXHIBIT F-3

                             Form of Swing Line Note

                                 Promissory Note
                                (Swing Line Loan)

$10,000,000                                            Charlotte, North Carolina

                                                              September 30, 1997


     FOR VALUE RECEIVED, CATALINA MARKETING CORPORATION, a Delaware corporation having its principal place of business located in St. Petersburg, Florida (the "Borrower"), hereby promises to pay to the order of

     NATIONSBANK, NATIONAL ASSOCIATION (the "Lender"), in its individual capacity, at the office of NATIONSBANK, NATIONAL ASSOCIATION, as agent for the Lenders (the "Agent"), located at One Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate in writing) at the times set forth in the Credit Agreement dated as of September 30, 1997 among the Borrower, the financial institutions party thereto (collectively, the "Lenders") and the Agent (the "Agreement" -- all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America, in immediately available funds, the aggregate unpaid principal amount of the Swing Line Loans made by the Lender to the Borrower pursuant to the Agreement and to pay interest on the unpaid principal amount of each such Swing Line Loan, in like money, at said office, for the period commencing on the date of such Swing Line Loan until such Swing Line Loan shall be paid in full, on the dates and at the rates provided in Article II of the Agreement. All or any portion of the principal amount of Swing Line Loans may be prepaid as provided in the Agreement.

     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount of Loans and accrued but unpaid interest thereon shall bear interest which shall be payable on demand at the rates per annum set forth in the proviso to Section 2.2(a) of the Agreement. Further, in the event of such acceleration, this Swing Line Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

     In the event any amount evidenced by this Swing Line Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees, and interest due hereunder



                              Signature Page 1 of 3
thereon at the rates set forth above.

     Interest hereunder shall be computed as provided in the Agreement.
     This Swing Line Note is one of the Notes referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Swing Line Loans evidenced hereby were or are made and are to be repaid. This Swing Line Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

     This Swing Line Note shall be governed by and construed in accordance with the internal substantive laws of the State of Florida.

     All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive protest, notice of protest, notice of dishonor, diligence or any other notices or demands in connection with the enforcement of this Swing Line Note.


                  [remainder of page intentionally left blank]
















                              Signature Page 2 of 3

     IN WITNESS WHEREOF, the Borrower has caused this Swing Line Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.


                                 CATALINA MARKETING CORPORATION
WITNESS:


                                   By:
--------------------------              -----------------------
                                   Name:
--------------------------              -----------------------
                                   Title:
                                         ----------------------























                              Signature Page 3 of 3

                                    EXHIBIT J

                            Form of Pledge Agreement


                     DOMESTIC SUBSIDIARIES PLEDGE AGREEMENT

     THIS PLEDGE AGREEMENT (this "Agreement") is made and entered into as of this __ day of _______, 199__ by and between CATALINA MARKETING WORLDWIDE, INC., a Delaware corporation (the "Subsidiary Pledgor"), CATALINA MARKETING CORPORATION, a Delaware corporation (the "Borrower" and together with the Subsidiary Pledgor the "Pledgors") and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association, as Agent (the "Agent" or "Secured Party") for each of the lenders (the "Lenders") now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

                              W I T N E S S E T H:

     WHEREAS, the Agent and the Lenders have agreed to provide the Borrower with revolving credit and letter of credit facilities pursuant to the terms of that certain Credit Agreement dated as of September 30, 1997 among the Borrower, the Agent and the Lenders (as from time to time amended, supplemented or restated, the "Credit Agreement"); and

     WHEREAS, the Subsidiary Pledgor is a wholly owned Subsidiary of the Borrower and thus has a substantial financial interest in the Borrower; and

     WHEREAS, as a condition precedent to entering into the Credit Agreement, the Subsidiary Pledgor has entered into a certain Guaranty and Suretyship Agreement dated September ___, 1997 (as from time to time amended, supplemented or restated, the "Facility Guaranty") pursuant to which the Subsidiary Pledgor, along with certain other Subsidiaries of the Borrower, has jointly and severally guaranteed the payment and performance of the Guaranteed Obligations, as defined therein; and

     WHEREAS, as collateral security for payment and performance of the Borrower's Obligations under the Credit Agreement and the Subsidiary Pledgor's obligations under the Facility Guaranty, the Pledgors are willing to pledge and grant to the Agent for the benefit of the Lenders a security interest in all the issued and outstanding shares of capital stock owned by each of them and listed on Schedule I hereto (the "Pledged Stock");

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

     2. PLEDGE OF STOCK; OTHER COLLATERAL.

     (A) As collateral security for the payment and performance of all debts, obligations or liabilities now or hereafter existing, absolute or contingent, of
(1) all of the Borrower's Obligations under the Credit Agreement and (2) the Guaranteed Obligations, as defined in the Facility Guaranty, of the Subsidiary Pledgor (collectively, the "Secured Obligations"), and subject to Section 10 hereof, the Pledgor hereby pledges, collaterally assigns and grants to the Agent for the benefit of the Secured Party a first priority security interest in the Pledged Stock and all of the following:

           a. all cash, securities, dividends, rights, and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of such Pledged Stock; and

           b. all other property hereafter delivered to the Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such property and all cash, securities, interest, dividends, rights, and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of the Pledged Stock.

All such Pledged Stock, certificates, instruments, cash, securities, interest, dividends, rights and other property referred to in this Section 1 are herein collectively referred to as the "Collateral." All of the Pledged Stock is currently owned by the Pledgor and represented by the stock certificates listed on Schedule I hereto, which stock certificates, with stock powers duly executed in blank by the Pledgor owning beneficially and of record such Pledged Stock, are being delivered to the Agent simultaneously herewith.

     (B) The Pledgor agrees to deliver all the Collateral to the Agent at such location as the Agent shall from time to time designate by written notice pursuant to Section 19 hereof for its custody at all times until termination of this Agreement, together with such instruments of assignment and transfer as requested by the Agent.

     (C) All advances, charges, costs and expenses, including reasonable attorneys' fees, incurred or paid by the Agent or any Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement thereof, shall become a part of the Secured Obligations secured hereunder and shall be paid to the Agent for the benefit of the Lenders by the Pledgor, immediately upon demand therefor, with interest thereon until paid in full at the Base Rate or, if an Event of Default has occurred and is continuing, at the Default Rate.

     3. STATUS OF PLEDGED STOCK. The Pledgor hereby represents and warrants to the Agent for the benefit of the Lenders that (a) all of the shares of Pledged Stock are validly issued and outstanding, fully paid and nonassessable and constitute all of the issued and outstanding shares of capital stock of each issuer thereof (the "Issuer") as listed on Schedule I, (b) the

Pledgor is the registered and record and beneficial owner of its Pledged Stock, free and clear of all Liens, charges, equities, encumbrances and restrictions on pledge or transfer (other than the pledge hereunder and applicable restrictions pursuant to federal and state securities laws and Liens permitted under the Credit Agreement), (c) it has full corporate power, legal right and lawful authority to execute this Agreement and to pledge, assign and transfer its Pledged Stock in the manner and form hereof, and (d) the pledge, assignment and delivery of its Pledged Stock to the Agent for the benefit of the Lenders pursuant to this Agreement creates or continues, as applicable, a valid and perfected first priority security interest in such Pledged Stock, securing the payment of the Secured Obligations, assuming continuous and uninterrupted possession thereof by the Agent. Except as otherwise expressly provided herein or in the Credit Agreement, none of the Pledged Stock (nor any interest therein or thereto) shall be sold, transferred or assigned without the Agent's prior written consent, which may be withheld for any reason. The Pledgor covenants with the Agent for the benefit of the Lenders that it shall at all times cause its Pledged Stock to be represented by the certificates now and hereafter delivered to the Agent in accordance with Section 1 hereof and that it shall cause each of the Issuers not to issue any capital stock, or securities convertible into capital stock, at any time during the term of this Agreement other than to the Borrower or another Guarantor who shall immediately pledge such additional capital stock to the Agent on substantially identical terms as are contained herein.

     4.  PRESERVATION AND PROTECTION OF COLLATERAL.

     (A) The Agent shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral, or otherwise, beyond the use of reasonable care in the custody and preservation thereof while in its possession.

     (B) The Pledgor agrees to pay when due all taxes, charges, Liens (except to the extent otherwise permitted under the Credit Agreement) and assessments against the Collateral, unless being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP applied on a Consistent Basis. Upon the failure of the Pledgor to so pay or contest such taxes, charges, Liens or assessments (except to the extent permitted under the Credit Agreement), the Agent at its option may pay or contest any of them (the Agent having the sole right to determine the legality or validity and the amount necessary to discharge such taxes, charges, Liens or assessments).

     5. DEFAULT. Should the Pledgor fail to pay the Agent all Secured Obligations as of the end of the Business Day on which such Secured Obligations become due and payable and after the expiration of all grace or cure periods, if any, and all extensions or waivers, if any, and should such failure continue, or should any other Event of Default set forth in the Credit Agreement occur and be continuing, or should the Pledgor fail otherwise to comply with the terms hereof and such failure shall continue for 30 days (any of the foregoing an "Event of Default"), the Agent is given full power and authority, then or at any time thereafter, to sell, assign and deliver or collect the whole or any part of the collateral, or any substitute therefor or any addition thereto, in one or more sales, with or without any previous demands or demand of


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performance or, to the extent permitted by law, notice or advertisement, in such order as the Agent may elect; and any such sale may be made either at public or private sale at the Agent's place of business or elsewhere, either for cash or upon credit or for future delivery, at such price as the Agent may reasonably deem fair; and the Agent may be the purchaser of any or all Collateral so sold and hold the same thereafter in its own right free from any claim of the Pledgor or right of redemption. Demands of performance, advertisements and presence of property and sale and notice of sale are hereby waived to the extent permissible by law. Any sale hereunder may be conducted by an auctioneer or any officer or agent of the Agent. Pledgor recognizes that the Agent may be unable to effect a public sale of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state law, and may be otherwise delayed or adversely affected in effecting any sale by reason of present or future restrictions thereon imposed by governmental authorities, and that as a consequence of such prohibitions and restrictions the Agent may be compelled (i) to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the stock for their own account, for investment and not with a view to the distribution or resale thereof, or (ii) to seek regulatory approval of any proposed sale or sales, or (iii) to limit the amount of Collateral sold to any Person or group. The Pledgor agrees and acknowledges that private sales so made may be at prices and upon terms less favorable to Pledgor than if such Collateral was sold either at public sales or at private sales not subject to other regulatory restrictions, and that the Agent has no obligation to delay the sale of any of the Collateral for the period of time necessary to permit the Issuer of such Collateral to register or otherwise qualify them, even if such Issuer would agree to register or otherwise qualify such Collateral for public sale under the Securities Act or applicable state law. The Pledgor further agrees, to the extent permitted by applicable law, that the use of private sales made under the foregoing circumstances to dispose of the Collateral shall be deemed to be dispositions in a commercially reasonable manner. The Pledgor hereby acknowledges that a ready market may not exist for the Pledged Stock if they are not traded on a national securities exchange or quoted on an automated quotation system and agrees and acknowledges that in such event the Pledged
Stock may be sold for an amount less than a pro rata share of the fair market value of the Issuer's assets minus its liabilities. In addition to the foregoing, the Secured Party and the Lenders may exercise such other rights and remedies as may be available under the Loan Documents, at law (including without limitation the Uniform Commercial Code of the state of Florida) or in equity.

     6. PROCEEDS OF SALE. The proceeds of the sale of any of the Collateral and all sums received or collected from or on account of such Collateral shall be applied to the payment of expenses incurred or paid by the Agent in connection with any sale, transfer or delivery of the Collateral, to the payment of any other costs, charges, reasonable attorneys' fees or expenses mentioned herein, and to the payment of the Secured Obligations or any part thereof, all in such order and manner as provided in Section 10.5 of the Credit Agreement. The Agent shall, upon satisfaction in full of all such Secured Obligations, pay any balance to the Pledgor.

     7. PRESENTMENTS, ETC. The Agent shall not be under any duty or obligation whatsoever to make or give any presentments, demands for performances, notices of nonper-


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formance, protests, notice of protest or notice of dishonor in connection with any obligations or evidences of indebtedness held thereby as collateral, or in connection with any obligations or evidences of indebtedness which constitute in whole or in part the Secured Obligations secured hereunder.

     8. ATTORNEY-IN-FACT. The Pledgor hereby appoints the Agent as the Pledgor's attorney-in-fact for the purposes of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided, that the Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of a Default or an Event of Default. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of a Default or an Event of Default, the Agent shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to the Pledgor representing any dividend, interest payment, principal payment or other distribution payable or distributable in respect to the Collateral or any part thereof and to give full discharge for the same.

     9. ABSOLUTE RIGHTS AND OBLIGATIONS. All rights of the Secured Party, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

        (A) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Secured Obligations;

        (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Secured Obligations;

        (C) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

        (D) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Secured Obligations or of this Agreement.

     10. WAIVER BY THE PLEDGOR. The Pledgor waives (to the extent permitted by applicable law) any right to require the Secured Party or any other obligee of the Secured Obligations to (a) proceed against any Person or entity, (b) proceed against or exhaust any collateral, or (c) pursue any other remedy in its power; and waives (to the extent permitted by applicable law) any defense arising by reason of any disability or other defense of any other


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Person, or by reason of the cessation from any cause whatsoever of the liability of any other Person or entity. Until the Facility Termination Date, the Pledgor shall have no right of subrogation, and the Pledgor waives any right to enforce any remedy which the Secured Party or any other obligee of the Secured Obligations now has or may hereafter have against any other Person and waives
(to the extent permitted by applicable law) any benefit of and any right to participate in any collateral or security whatsoever now or hereafter held by the Agent for the benefit of the Lenders. Nothing contained herein shall limit the right of the Pledgor to receive dividends and distributions with respect to the Collateral so long as no Default or Event of Default has occurred and is continuing.

     The Agent may at any time deliver (without representation, recourse or warranty) the Collateral or any part thereof to the Pledgor and the receipt thereof by the Pledgor shall be a complete and full acquittance for the Collateral so delivered, and the Secured Party shall thereafter be discharged from any liability or responsibility therefor.

     11. DIVIDENDS AND VOTING RIGHTS.

     (A) All dividends and other distributions with respect to any of the Pledged Stock shall be subject to the pledge hereunder except for dividends permitted to be retained by the Pledgor under the Credit Agreement. So long as no Default or Event of Default shall have occurred and be continuing, any such dividends may be retained by the Pledgor free from any Liens hereunder. Following the occurrence and during the continuance of any Default or Event of Default, all dividends shall be promptly delivered to the Agent (together, if the Agent shall request, with stock powers or instruments of assignment duly executed in blank affixed to any capital stock or other negotiable document or instrument so distributed) to be held, released or disposed of by it hereunder or, at the option of the Agent, to be applied to the Secured Obligations hereby secured as they become due.

     (B) So long as no Default or Event of Default shall have occurred and be continuing, the registration of the Collateral in the name of the Pledgor shall not be changed and the Pledgor shall be entitled to exercise all voting and other rights and powers pertaining to the Collateral for all purposes not inconsistent with the terms hereof.

     (C) Upon the occurrence and during the continuance of any Default or Event of Default, at the option of the Agent, all rights of the Pledgor to receive and retain dividends upon the Collateral shall cease and shall thereupon be vested solely in the Agent for the benefit of the Lenders.

     (D) Upon the occurrence and during the continuance of any Default or Event of Default, at the option of the Agent, all rights of the Pledgor to exercise the voting or consensual rights and powers which it is authorized to exercise pursuant to subsection (b) above shall cease and the Agent may thereupon (but shall not be obligated to), at its request, cause such Collateral to be registered in the name of the Agent or its nominee or agent for the benefit of the Lenders


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and/or exercise such voting or consensual rights and powers as appertain to ownership of such Collateral, and to that end the Pledgor hereby appoints the Agent as its proxy, with full power of substitution, to vote and exercise all other rights as a shareholder with respect to such Pledged Stock hereunder upon the occurrence and during the continuance of any Default or Event of Default, which proxy is coupled with an interest and is irrevocable prior to termination of this Agreement, and the Pledgor hereby agrees to provide such further proxies as the Agent may request; provided, however, that the Agent in its discretion may from time to time refrain from exercising, and shall not be obligated to exercise, any such voting or consensual rights or such proxy.

     12. POWER OF SALE. Until the Facility Termination Date shall have occurred, the power of sale and other rights, powers and remedies granted to the Agent for the benefit of the Lenders hereunder shall continue to exist and may be exercised by the Agent at any time and from time to time following the occurrence and during the continuance of an Event of Default irrespective of the fact that any Secured Obligations or any part thereof may have become barred by any statute of limitations or that the liability of the Pledgor may have ceased.

     13. OTHER RIGHTS. The rights, powers and remedies given to the Agent for the benefit of the Lenders by this Agreement shall be in addition to all rights, powers and remedies given to the Secured Party by virtue of any statute or rule of law. Any forbearance or failure or delay by the Agent in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of the Secured Party and the Lenders shall continue in full force and effect until such right, power or remedy is specifically waived by the Required Lenders by an instrument in writing.

     14. FURTHER ASSURANCES. The Pledgor agrees at its own expense to do such further acts and things, and to execute and deliver such additional conveyances, assignments, financing statements, agreements and instruments, as the Agent may at any time reasonably request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto the Agent its rights, powers and remedies for the benefit of the Lenders hereunder. The Pledgor hereby consents and agrees that the Issuers of or obligors in respect of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Agent, on behalf of the Lenders, to exercise its rights hereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by the Pledgor or any other Person to any of such Issuers or obligors.

     15. BINDING AGREEMENT; ASSIGNMENT. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that (i) the Pledgor shall not be permitted to assign this Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any



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cash or property held by the Agent as Collateral under this Agreement and (ii)
no Secured Party may assign this Agreement other than as permitted under the Credit Agreement. All references herein to the Agent shall include any successor thereof, each Lender and any other obligees from time to time of the Obligations.

     16. SEVERABILITY. In case any Lien, security interest or other right of the Secured Party or any provision hereof shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other Lien, security interest or other right granted hereby or provision hereof.

     17. COUNTERPARTS. This Agreement may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

     18. TERMINATION. This Agreement and all obligations of the Pledgor hereunder shall terminate without delivery of any instrument or performance of any act by any party on the Facility Termination Date. Upon such termination of this Agreement, the Agent shall, at the sole expense of the Pledgor, promptly deliver to the Pledgor the certificates evidencing its shares of Pledged Stock (and any other property received as a dividend or distribution or otherwise in respect of such Pledged Stock), together with any cash then constituting the Collateral, not then sold or otherwise disposed of in accordance with the provisions hereof and take such further actions as may be necessary to effect the same.

     19. INDEMNIFICATION. The Pledgor hereby covenants and agrees to pay, indemnify, and hold the Agent and each Lender harmless from and against any and all other out-of-pocket liabilities, costs, expenses or disbursements of any kind or nature whatsoever arising in connection with any claim or litigation by any Person resulting from the execution, delivery, enforcement, performance and administration of this Agreement or the Loan Documents, or the transactions contemplated hereby or thereby, or in any respect relating to the Collateral or any transaction pursuant to which the Pledgor has incurred any Secured Obligation (all the foregoing, collectively, the "indemnified liabilities"); provided, however, that the Pledgor shall have no obligation hereunder with respect to indemnified liabilities arising from the willful misconduct or gross negligence of the Agent or any Lender. The agreements in this subsection shall survive repayment of all Secured Obligations and termination or expiration of this Agreement.

     20. NOTICES. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against receipt therefor) at the address set forth below or such other address as such party shall specify to the other parties in writing (or, in the case of telephonic notice or notice by telefacsimile (where the receipt of such message is verified by return) expressly provided for hereunder, when received at such telephone or telefacsimile number as may from time to time be specified in written notice to the other parties hereto or otherwise received), or if sent prepaid by certified or registered mail return receipt requested on the third Business Day after the day on which mailed, or if sent


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prepaid by a national overnight courier service, on the first Business Day after the day on which delivered to such service against receipt therefor, addressed to such party at said address:


(a)  if to a Pledgor:    Catalina Marketing Corporation
                         11300 9th Street North
                         St. Petersburg, Florida 33716
                         Attn: Philip B. Livingston
                         Telephone:     (813) 579-5000
                         Telefacsimile: (813) 579-5297



(b)  if to the Agent:    NationsBank, National Association
                         Independence Center, 15th Floor
                         NC1-001-15-04
                         Charlotte, North Carolina 28255
                         Attention: Agency Services
                         Telephone:     (704) 388-2374
                         Telefacsimile: (704) 386-9923

     With a copy to:     NationsBank, National Association
                         400 North Ashley Drive, Second Floor
                         Tampa, Florida 33602
                         Telephone:     (813) 224-5194
                         Telefacsimile: (813) 224-5948


     21.  GOVERNING LAW; WAIVERS.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

          (b) EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF PINELLAS, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY HAVE NOW OR HEREAFTER TO THE LAYING OF THE VENUE OR TO THE JURISDICTION OF ANY SUCH SUIT,


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     ACTION OR PROCEEDING, AND IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY
     TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR
     PROCEEDING.

          (c) EACH PARTY AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF SUCH PARTY PROVIDED IN SECTION 19 OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

          (d) NOTHING CONTAINED IN SUBSECTIONS (B) OR (C) HEREOF SHALL PRECLUDE ANY PARTY FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY PLACE WHERE ANY OTHER PARTY OR ANY OF SUCH PARTY'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS WHICH NOW OR HEREAFTER, BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH PARTY HEREBY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY HAVE THAT EACH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.


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     IN WITNESS WHEREOF, the parties have duly executed this Pledge Agreement on the day and year first written above.

                                   PLEDGORS:

                                   CATALINA MARKETING CORPORATION


                                   By:
                                        --------------------------------
                                   Name:
                                        --------------------------------
                                   Title:
                                        --------------------------------


                                   CATALINA MARKETING WORLDWIDE, INC.


                                   By:
                                        --------------------------------
                                   Name:
                                        --------------------------------
                                   Title:
                                        --------------------------------















                                PLEDGE AGREEMENT
                              Signature Page 1 OF 2

                                   AGENT:

                                   NATIONSBANK, NATIONAL ASSOCIATION,
                                   as Agent for the Lenders


                                   By:
                                      ---------------------------------------
                                   Name:    Miles C. Dearden III
                                   Title:   Senior Vice President






















                                PLEDGE AGREEMENT
                              Signature Page 2 OF 2